UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

DRIL-QUIP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

Notice of 2018 Annual Meeting and Proxy Statement

May 11, 2018 at 10:00 a.m.

LETTER TO OUR STOCKHOLDERS

Dril-Quip, Inc. 6401 N. Eldridge Parkway Houston, Texas 77041

March 29, 2018

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held at the Company’s worldwide headquarters, 6401 N. Eldridge Parkway, Houston, Texas, on May 11, 2018 at 10:00 a.m. For those of you who cannot be present at this annual meeting, we urge that you participate by voting your proxy over the Internet, by telephone or mail at your earliest convenience.

This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board of Directors and its committees and personal information about the nominee for the Board. Other matters on which action is expected to be taken during the meeting are also described.

It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, please vote your proxy over the Internet, by telephone or, if printed proxy materials are mailed to you, by signing, dating and mailing promptly the enclosed proxy in the envelope provided.

On behalf of the Board of Directors, thank you for your continued support.

Blake T. DeBerry

President and Chief Executive Officer

Notice Of Annual Meeting Of Stockholders

DATE: May 11, 2018 TIME: 10:00 a.m., Houston time PLACE: Company’s worldwide headquarters 6401 N. Eldridge Parkway Houston, Texas 77041 RECORD DATE: March 19, 2018

AGENDA:

1.  To elect the nominee named in the Proxy Statement as director to serve for a three-year term (Proposal 1).

2.  To approve the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2018 (Proposal 2).

3.  To conduct a non-binding advisory vote to approve the Company’s compensation of its named executive officers (Proposal 3).

4.  To transact such other business as may properly come before the meeting or any reconvened meeting after an adjournment thereof.

The Board of Directors has fixed March 19, 2018 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment thereof, and only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment.

You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to vote your proxy over the Internet, by telephone or, if printed proxy materials are mailed to you, by marking, signing, dating and returning the accompanying proxy in the envelope provided as soon as possible.

By Order of the Board of Directors

Blake T. DeBerry

President and Chief Executive Officer

March 29, 2018

PROXY VOTING

Your vote is important. Please vote promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet at http://www.envisionreports.com/DRQ.com, by telephone at 1-800-652-8683 or by requesting a printed copy of the proxy materials and using the proxy card enclosed with the printed materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2018.

The Proxy Statement, our annual report to stockholders and other proxy materials are available at http://www.edocumentview.com/DRQ.

PROXY STATEMENT INTRODUCTION

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Dril-Quip, Inc., a Delaware corporation, of proxies from the holders of our common stock, par value $0.01 per share, for use at the 2018 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. We expect to provide notice and electronic delivery of this proxy statement and the accompanying proxy to stockholders on or about March 29, 2018. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the notice.

In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone or personal interview by our regular employees. We will pay all costs of soliciting proxies. We will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of such stock.

RECORD DATE AND VOTING SECURITIES

As of the close of business on March 19, 2018, the record date for determining stockholders entitled to notice of and to vote at the annual meeting, we had outstanding and entitled to vote 38,133,243 shares of common stock. Each share entitles the holder to one vote on each matter submitted to a vote of stockholders.

The requirement for a quorum at the annual meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of our common stock. Proxies indicating stockholder abstentions and shares represented by “broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the annual meeting. Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed as election inspectors for the annual meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange, or NYSE, precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in “street name” for their beneficial holder clients from voting on behalf of those clients in uncontested director elections or on matters that relate to executive compensation without receiving specific voting instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Proposal 2 (approval of the appointment of independent registered public accounting firm). Brokers cannot vote on Proposal 1 (election of directors) or Proposal 3 (advisory vote to approve executive compensation) without instructions from the beneficial owners. If you do not instruct your broker how to vote on these matters, your broker will not vote for you.

All duly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as director of the nominee listed herein, FOR approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, FOR approval, on an advisory basis, of the compensation of our named executive officers and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting.

2018 Proxy Statement    1

RECORDING DATE AND VOTING SECURITIES

A stockholder giving a proxy may revoke it at any time before it is voted at the annual meeting by filing with the Corporate Secretary at our executive offices a written instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person. Our executive offices are located at 6401 N. Eldridge Parkway, Houston, Texas 77041. For a period of ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at our executive offices.

2    2018 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned directly or indirectly as of March 19, 2018 or as otherwise indicated below by (i) each person who is known to us to own beneficially more than 5% of our common stock, (ii) each of our directors, director nominees and executive officers and (iii) all directors, director nominees and executive officers as a group.

	Amount of Beneficial Ownership
Name of Beneficial Owner (1)	Number of Shares	Percent of Stock
Blake T. DeBerry (2)	151,208	*
James A. Gariepy (3)	132,480	*
Jeffrey J. Bird (4)	22,788	*
Jerry M. Brooks (5)	60,971	*
James C. Webster (6)	43,824	*
Alexander P. Shukis (7)	11,991	*
John V. Lovoi (7)	24,399	*
Terence B. Jupp (7)	17,350	*
Steven L. Newman (7)	11,171	*
All current directors and executive officers as a group (8 persons) (8)	415,211	1.1%
FMR LLC (9)	4,899,821	12.8%
245 Summer Street
Boston, MA 02210
BlackRock, Inc. (10)	4,136,205	10.8%
55 East 52nd Street
New York, NY 10055
Kayne Anderson Rudnick Investment Management LLC (11)	3,354,065	8.8%
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
The Vanguard Group (12)	3,243,559	8.5%
100 Vanguard Boulevard
Malvern, PA 19355
Dimensional Fund Advisors LP (13)	3,184,970	8.4%
Building One
6300 Bee Cave Road
Austin, TX 78746
T. Rowe Price Associates, Inc. (14)	2,547,749	6.7%
100 E. Pratt Street
Baltimore, MD 21202
*	Less than 1%.
(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. The address of each such person, unless otherwise provided, is 6401 N. Eldridge Parkway, Houston, Texas 77041.
(2)	Includes (a) 55,805 shares of restricted stock held directly by Mr. DeBerry and (b) 35,000 shares of common stock that may be acquired pursuant to options that are currently exercisable.
(3)	Includes (a) 50,439 shares of restricted stock held directly by Mr. Gariepy and (b) 25,000 shares of common stock that may be acquired pursuant to options that are currently exercisable.

2018 Proxy Statement    3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(4)	Mr. Bird was appointed Vice President and Chief Financial Officer of the Company effective March 13, 2017. Includes 20,094 shares of restricted stock held directly by Mr. Bird.
(5)	Mr. Brooks served as our Vice President — Finance and Chief Financial Officer until March 13, 2017 when he stepped down from this position and was appointed Vice President of Investor Relations. Mr. Brooks will retire from his position as Vice President of Investor Relations effective March 30, 2018. Includes 30,000 shares of common stock that may be acquired pursuant to options that are currently exercisable.
(6)	Includes (a) 18,752 shares of restricted stock held directly by Mr. Webster and (b) 8,000 shares of common stock that may be acquired pursuant to options that are currently exercisable.
(7)	Includes restricted stock held directly in the amount of 6,184 shares by Mr. Shukis, 9,838 shares by Mr. Lovoi, 7,669 shares by Mr. Jupp and 7,386 shares by Mr. Newman.
(8)	Includes Blake T. DeBerry, James A. Gariepy, Jeffrey J. Bird, James C. Webster, Alexander P. Shukis, John V. Lovoi, Terence B. Jupp and Steven L. Newman.
(9)	Number of shares based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2018. Such filing indicates that FMR LLC has sole voting power with respect to 133,987 shares and sole dispositive power with respect to 4,899,821 shares.
(10)	Number of shares based on a Schedule 13G filed with the Securities and Exchange Commission on January 19, 2018. Such filing indicates that BlackRock, Inc. has sole voting power with respect to 4,041,812 shares and sole dispositive power with respect to 4,136,205 shares.
(11)	Number of shares based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2018. Such filing indicates that Kayne Anderson Rudnick Investment Management LLC has sole voting power with respect to 2,755,349 shares, shared voting power with respect to 598,716 shares, sole dispositive power with respect to 2,755,349 shares and shared dispositive power with respect to 598,716 shares.
(12)	Number of shares based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2018. Such filing indicates that The Vanguard Group has sole voting power with respect to 41,657 shares, shared voting power with respect to 4,800 shares, sole dispositive power with respect to 3,199,940 shares and shared dispositive power with respect to 43,619 shares.
(13)	Number of shares based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2018. Such filing indicates that Dimensional Fund Advisors LP has sole voting power with respect to 3,108,006 shares and sole dispositive power with respect to 3,184,970 shares.
(14)	Number of shares based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2018. Such filing indicates that T. Rowe Price Associates, Inc. has sole voting power with respect to 492,369 shares and sole dispositive power with respect to 2,547,749 shares.

4    2018 Proxy Statement

PROPOSAL 1 ELECTION OF DIRECTORS

PROPOSAL 1    Election of Directors

Our Board of Directors is divided into three classes, Class I, Class II and Class III, with staggered terms of office ending in 2019, 2020 and 2018, respectively. The term for each class expires on the date of the third annual stockholders’ meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of stockholders for the election of directors of his class or until his successor has been duly appointed or elected and qualified.

Our Board of Directors has nominated Steven L. Newman for election as a director to serve a three-year term expiring on the date of the annual meeting of stockholders to be held in 2021 (or until his successor is duly appointed or elected and qualified). Mr. Newman currently serves as a member of our Board of Directors. In accordance with our bylaws, directors are elected by a majority of the votes cast at the meeting. This means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not affect the outcome of the vote. For additional information on the election of directors, see “Corporate Governance Matters — Majority Voting in Director Elections.”

Our Board of Directors has no reason to believe that Mr. Newman will not be a candidate for director at the time of the annual meeting or will be unable to serve as a director. If Mr. Newman becomes unavailable for election, our Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

Board Composition

2018 Proxy Statement    5

PROPOSAL 1 ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the election of the nominee listed below. Properly dated and signed proxies will be so voted unless authority to vote in the election of directors is withheld.

Nominee for Class III Director for Three-Year Term to Expire in 2021

The following sets forth information concerning the nominee for election as a director at the annual meeting, including the nominee’s age as of March 19, 2018, position with us, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating and Governance Committee and the Board to determine that the nominee should serve as a director of the Company.

STEVEN L. NEWMAN
Age: 53 Director Since: 2015 Board Committees: • Audit • Nominating and Governance • Compensation

Mr. Newman has been a Class III director since August 2015. Previously, he was President and Chief Executive Officer and a member of the Board of Directors of Transocean Ltd., a global offshore drilling company, from March 2010 until February 2015. From 1994 to 2010, Mr. Newman was employed by Transocean in various management and operational positions. Mr. Newman is a director, chairman of the compensation committee and a member of the audit committee of Tidewater Inc., a leading provider of offshore service vessels to the global energy industry, a director and a member of the human resources committee and the safety, workplace and project risk committee of SNC-Lavalin Group Inc., a worldwide engineering and construction company based in Montreal that also provides operations and maintenance services and invests in infrastructure projects, and a director, chairman of the compensation committee and chairman of the finance and audit committee of Rubicon Oilfield International Holdings GP, Ltd., a Houston-based company engaged in the manufacture and sale of drilling and completion tools for the worldwide oil and gas industry. Mr. Newman is a former director of Bumi Armada Bhd, a Malaysian-based company that provides offshore production and support vessels to the oil and gas industry worldwide. Mr. Newman holds a Bachelor of Science degree in petroleum engineering from the Colorado School of Mines and an MBA from the Harvard University Graduate School of Business.

Qualifications: Mr. Newman was selected to serve as a director due to his executive experience within the oil and gas industry, his international experience and his public company experience.

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PROPOSAL 1 ELECTION OF DIRECTORS

Information Concerning Class I and Class II Directors

The following sets forth information concerning the Class I and Class II directors whose present terms of office will expire at the 2019 and 2020 annual meetings of stockholders, respectively, including each director’s age as of March 19, 2018, position with us, if any, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating and Governance Committee and the Board to determine that the nominees should serve as directors of the Company.

Class I

ALEXANDER P. SHUKIS
Age: 73 Director Since: 2003 Board Committees: • Audit (Chair) • Nominating and Governance • Compensation

Mr. Shukis has been a Class I director since February 2003. From July 2001 until his retirement in December 2007, Mr. Shukis was the Controller of Corporate Strategies, Inc., a merchant bank. From 1997 to July 2001, Mr. Shukis was self-employed, working as a business consultant. From 1995 to 1997, he was Chief Financial Officer and Director of Great Western Resources, Inc., an exploration and production company. He served as Vice President and Controller of Great Western Resources, Inc. from 1986 to 1995. Mr. Shukis holds a BBA in accounting from the University of Houston.

Qualifications: Mr. Shukis was selected to serve as a director due to his extensive financial and accounting background and his knowledge of the energy industry.

TERENCE B. JUPP
Age: 58 Director Since: 2012 Board Committees: • Compensation (Chair) • Audit • Nominating and Governance

Mr. Jupp has been a Class I director since November 2012. Since April 2015, Mr. Jupp has been Chief Operating Officer of Harbour Energy, Ltd., a company that owns and operates upstream and midstream energy assets globally, and Managing Director of EIG Global Energy Partners, a private energy investment company that is an owner of Harbour Energy. From January 2012 to April 2015, Mr. Jupp served as Chief Operating Officer of CASA Exploration, an oil and gas exploration company. Mr. Jupp was previously employed by Anadarko Petroleum as Vice President International Operations — Americas/Far East and in various management positions for Kerr McGee Oil and Gas domestically and internationally for over 20 years, including as Vice President — International Exploration and Production. Mr. Jupp holds a Bachelor of Science degree in petroleum engineering from Texas A&M University.

Qualifications: Mr. Jupp was selected to serve as a director due to his executive experience with oil and gas exploration companies, including his international experience in the energy industry.

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PROPOSAL 1 ELECTION OF DIRECTORS

Class II

BLAKE T. DEBERRY
President and Chief Executive Officer Age: 58 Director Since: 2011

Mr. DeBerry has been a Class II director and the President and Chief Executive Officer of the Company since October 2011. Prior to that time, he served as our Senior Vice President — Sales and Engineering. Mr. DeBerry has filled various engineering and management positions since his employment began with us in 1988, including as Vice President of Dril-Quip Asia Pacific PTE. Ltd. based in Singapore. Mr. DeBerry holds a Bachelor of Science degree in mechanical engineering from Texas Tech University.

Qualifications: Mr. DeBerry was selected to serve as a director because he is our Chief Executive Officer, he has extensive knowledge of the Company and its operations and people gained over 29 years and he has demonstrated engineering knowledge and technical expertise.

JOHN V. LOVOI
Chairman of the Board Age: 57 Director Since: 2005 Board Committees: • Nominating and Governance (Chair) • Audit • Compensation

Mr. Lovoi has been a Class II director since May 2005 and Chairman of the Board since October 2011. He is also chairman of the Nominating and Governance Committee and a member of the Compensation Committee and the Audit Committee of the Board of Directors. He is the Managing Partner of JVL Advisors LLC, a private energy investment company established in 2002. From January 2000 to August 2002, Mr. Lovoi was a Managing Director at Morgan Stanley Incorporated, and during this period served as head of the firm’s Global Oil and Gas Research practice and then as head of the firm’s Global Oil and Gas Investment Banking practice. From 1995 to 2000, he was a leading oilfield services and equipment research analyst for Morgan Stanley. Prior to joining Morgan Stanley, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi is a director of Helix Energy Solutions Group, an energy services company, Chairman of the Board of Directors of Epsilon Energy LTD., an oil and gas company based in Canada, a director of Jones Energy, Inc., a public oil and gas company, and a director of Roan Resources LLC, a private oil and gas company based in Oklahoma City, Oklahoma. Mr. Lovoi holds a Bachelor of Science degree in chemical engineering from Texas A&M University and an MBA degree from the University of Texas at Austin.

Qualifications: Mr. Lovoi was selected to serve as a director due to his financial expertise and industry insight, as well as his experience as a director of other public companies.

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CORPORATE GOVERNANCE MATTERS

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure

The offices of Chairman of the Board and Chief Executive Officer are currently separate and have been separate since October 2011. At that time, the Board of Directors appointed Mr. Lovoi as Chairman of the Board and Blake T. DeBerry as President and Chief Executive Officer.

The Board does not have a policy requiring either that the positions of the Chairman of the Board and the Chief Executive Officer should be separate or that they should be occupied by the same individual. The Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination on the matter when it elects a new chief executive officer or at other times consideration is warranted by circumstances. The Board believes that this structure enables it to fulfill its oversight role in determining the manner in which its leadership is configured with a view toward flexibility and maintaining a structure that best serves our Company and its stockholders.

The Board believes that the current separation of these two important roles is in the best interest of the Company and its stockholders at this time. This structure permits the Chairman to direct board operations and lead the Board in its oversight of management and the Chief Executive Officer to develop and implement the Company’s board-approved strategic vision and manage its day-to-day business. The separation of duties also allows Mr. Lovoi and Mr. DeBerry to focus on their responsibilities as Chairman and Chief Executive Officer, respectively. The Board believes that the independent board chairman helps provide an opportunity for Board members to provide more direct input to management in shaping our organization and strategy and strengthens the Board’s independent oversight of management. To that end, at each regularly scheduled Board meeting, our non-management directors hold executive sessions at which our management is not in attendance. Mr. Lovoi, as Chairman, presides at these sessions.

Board’s Role in the Oversight of Risk Management

The Board of Directors has ultimate oversight responsibility for our system of enterprise risk management. Management is responsible for developing and implementing our program of enterprise risk management. Pursuant to the Audit Committee charter, the Audit Committee has been designated to take the lead in overseeing our risk management process and overall risk management system at the Board level. Accordingly, the Audit Committee meets periodically with management to review our major risk exposures, including risks associated with information technology and cybersecurity, and the steps management has taken to monitor and control those exposures. The Audit Committee also monitors our risk management policies and guidelines concerning risk assessment and risk management. In this role, the Audit Committee receives reports from management and other advisors and analyzes our risk management process and system, the nature of the material risks we face and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into our overall corporate strategy and day-to-day business operations. Our risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask our executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

The Board believes that the administration of its risk oversight function has not affected its leadership structure. In reviewing our compensation program, the Compensation Committee has made an assessment of whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us and has concluded that they do not create such risks as presently constituted.

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CORPORATE GOVERNANCE MATTERS

Determinations of Director Independence

Under rules adopted by the NYSE, no board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with us, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation.

As contemplated by the rules of the NYSE then in effect, the Board adopted categorical standards in 2004 to assist the Board of Directors in making independence determinations. Under the NYSE rules then in effect, immaterial relationships that fall within the guidelines were not required to be disclosed separately in proxy statements. As set forth in our Corporate Governance Guidelines, a relationship falls within the categorical standard if it:

•	is not a type of relationship that would preclude a determination of independence under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual;

•	consists of charitable contributions by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years; or

•	is not a type of relationship that would require disclosure in the proxy statement under Item 404 of Regulation S-K of the SEC.

In its determination of independence, the Board of Directors reviewed and considered all relationships and transactions between each director, his family members or any business, charity or other entity in which the director has an interest, on the one hand, and we, our affiliates, or our senior management has an interest, on the other. The Board considered the relationships and transactions in the context of the NYSE’s objective listing standards, the categorical standards noted above and the additional standards established for members of audit, compensation and governance committees.

In connection with its determination as to the independence of directors, the Board considered ordinary course transactions between the Company and Transocean Ltd. (“Transocean”). In particular, the Board considered that Mr. Newman was President and Chief Executive Officer and a member of the Board of Directors of Transocean from March 2010 until February 2015 and that Transocean made payments for products purchased from the Company of approximately $144,471 in 2017. These payments represent approximately 0.03% of the Company’s consolidated gross revenues in 2017, and approximately 0.001% of Transocean’s consolidated gross revenues in 2017. The Board also considered that Transocean may order additional products from the Company in the future. The Board has concluded that these transactions and relationships do not adversely affect Mr. Newman’s ability or willingness to act in the best interests of the Company and its shareholders or otherwise compromise his independence, nor are similar transactions in the future expected to adversely affect Mr. Newman’s independence. The Board took note of the fact that these transactions were on standard terms and conditions and that neither company was afforded any special benefits. The Board further noted that Mr. Newman had no involvement in negotiating the terms of the purchases or interest in the transactions.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Jupp, Lovoi, Shukis and Newman are independent from us and our management. In addition, the Board of Directors affirmatively determined that Messrs. Jupp, Lovoi, Shukis and Newman are independent under the additional standards for audit committee membership and compensation committee membership under rules of the SEC. The remaining director, Mr. DeBerry, is not independent because of his current service as a member of our senior management.

You can access our Independence Guidelines in our Corporate Governance Guidelines on the Investors section of our website at www.dril-quip.com.

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CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethical Practices

Pursuant to NYSE rules, we have adopted the Dril-Quip, Inc. Code of Business Conduct and Ethical Practices for our directors, officers and employees. The Code of Business Conduct and Ethical Practices, which also meets the requirements of a code of ethics under Item 406 of Regulation S-K, is posted on our website at www.dril-quip.com. Changes in and waivers to the Code of Business Conduct and Ethical Practices for our directors and executive officers will also be posted on our website.

Termination of Stockholder Rights Plan

The Board of Directors approved the termination of our stockholder rights plan effective February 26, 2018 ahead of its scheduled expiration date of November 24, 2018.

Majority Voting in Director Elections

Our amended and restated bylaws include a majority voting standard in uncontested director elections. This standard applies to the election of directors at this meeting. To be elected, a nominee must receive more votes cast “for” that nominee’s election than votes cast “against” that nominee’s election. In contested elections, the voting standard will be a plurality of votes cast. Under our bylaws, a contested election is one at which the number of candidates for election as directors exceeds the number of directors to be elected, as determined by our Corporate Secretary as of the tenth day preceding the date we mail or deliver a notice of meeting to stockholders.

Our Corporate Governance Guidelines include director resignation procedures. In brief, these procedures provide that:

•	An incumbent director nominee must submit an irrevocable letter of resignation that becomes effective upon and only in the event that (1) the nominee fails to receive the required vote for election to the Board at the next meeting of stockholders at which such nominee faces re-election and (2) the Board accepts such resignation;

•	Each director candidate who is not an incumbent director must agree to submit such an irrevocable resignation upon election as a director;

•	Upon the failure of any nominee to receive the required vote, the Nominating and Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation;

•	The Board takes action with respect to the resignation and publicly discloses its decision and the reasons therefor within 90 days from the date of the certification of the election results; and

•	The resignation, if accepted, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Our Corporate Governance Guidelines can be found on the Investors section of our website at www.dril-quip.com.

Committees of the Board of Directors

The Board of Directors has appointed three committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

Audit Committee

The current members of the Audit Committee are Mr. Shukis, who serves as Chairman, and Messrs. Jupp, Lovoi and Newman. The Board of Directors has determined that Mr. Shukis is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Board of Directors has approved the Audit Committee Charter, which contains a detailed description of the Audit Committee’s duties and responsibilities. Under the charter, the Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance and (iv) the performance of our internal audit function. The Audit Committee also has direct responsibility for the appointment, compensation and retention of our independent auditors.

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CORPORATE GOVERNANCE MATTERS

Compensation Committee

The current members of the Compensation Committee are Mr. Jupp, who serves as Chairman, and Messrs. Lovoi, Newman and Shukis.

The Board of Directors has approved the Compensation Committee Charter, which contains a detailed description of the Compensation Committee’s responsibilities. Under the charter, the Compensation Committee assists the Board in establishing the compensation of our directors and executive officers in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practice and the requirements of applicable law and regulations and rules of applicable regulatory bodies.

Compensation Matters

In fulfilling its compensation role, the Compensation Committee is authorized to:

•	review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation; evaluate the Chief Executive Officer’s performance in light of those goals and objectives; and either as a committee or together with other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation based on that evaluation, including administering, negotiating any changes to and determining amounts due under the Chief Executive Officer’s employment agreement;

•	review and approve, or make recommendations to the Board with respect to, the compensation of other executive officers, and oversee the periodic assessment of the performance of such officers;

•	from time to time consider and take action on the establishment of and changes to incentive compensation plans, equity-based compensation plans and other benefit plans, including making recommendations to the Board on plans, goals or amendments to be submitted for action by our stockholders;

•	administer our compensation plans, including authorizing the issuance of our common stock and taking other action on grants and awards, determinations with respect to achievement of performance goals, and other matters provided in the respective plans; and

•	review from time to time when and as the Compensation Committee deems appropriate the compensation and benefits of non-employee directors, including compensation pursuant to equity-based plans, and approve, or make recommendations to the Board with respect to, any changes in such compensation and benefits.

In January 2017, the Compensation Committee decreased the salaries of our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel by 10% based upon a proposal of the Chief Executive Officer, which was agreed to by each officer. In October 2017, the Compensation Committee awarded restricted stock and performance units to our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel and a specified amount of restricted stock and performance units to be distributed among key employees at the discretion of Mr. DeBerry. Subject to certain limitations, our long-term incentive plan permits the Compensation Committee to delegate its duties under the plan to the Chairman of the Board and our senior officers.

The Compensation Committee also met in February 2018 to determine the annual cash incentive compensation earned during 2017 by our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel. Annual cash incentive compensation for 2017 was based on the Company’s actual performance compared to target performance and adjusted for each officer for the achievement of personal goals. Please see “Executive Compensation — Compensation Discussion and Analysis” for information about the Company’s 2017 executive officer compensation.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Lovoi, who serves as Chairman, and Messrs. Jupp, Newman and Shukis.

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CORPORATE GOVERNANCE MATTERS

The Board of Directors has approved the Nominating and Governance Committee Charter, which contains a detailed description of the Nominating and Governance Committee’s responsibilities. Under the charter, the Nominating and Governance Committee identifies and recommends individuals qualified to become Board members, consistent with criteria approved by the Board, and assists the Board in determining the composition of the Board and its committees, in monitoring a process to assess Board and committee effectiveness and in developing and implementing our corporate governance guidelines, practices and procedures. The Nominating and Governance Committee has the authority to engage a third-party consultant at any time.

Selection of Nominees for the Board of Directors

Identifying Candidates

The Nominating and Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of the Board of Directors, our executive officers, individuals personally known to the members of the Nominating and Governance Committee and research. The charter of the Nominating and Governance Committee was amended in October 2017 to specifically ensure that qualified women and minority candidates are included in director searches. In addition, the Nominating and Governance Committee will consider candidates submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address indicated on the first page of this proxy statement. Although the Board does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Nominating and Governance Committee. The Nominating and Governance Committee did not receive any candidate submissions from stockholders during 2017. The Nominating and Governance Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating and Governance Committee. To nominate a director using this process, the stockholder must follow certain procedures required by the Bylaws which are described under “Additional Information — Advance Notice Required for Stockholder Nominations and Proposals” below.

Evaluating Candidates

The members of the Nominating and Governance Committee are responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. This assessment will include the qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. The charter of the Nominating and Governance Committee requires the committee to evaluate each candidate for election to the Board in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in a number of areas. Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•	skills and expertise complementary to the existing Board members’ skills; in this regard, the Nominating and Governance Committee will consider the Board’s need for operational, sales, management, financial or other relevant expertise.

The Nominating and Governance Committee may also consider the ability of the prospective candidate to work with the then-existing interpersonal dynamics of the Board and her or his ability to contribute to the collaborative culture among Board members.

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CORPORATE GOVERNANCE MATTERS

Based on this initial evaluation, the Nominating and Governance Committee will determine whether to interview the candidate, and, if warranted, will recommend that one or more of its members and senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the Nominating and Governance Committee recommends to the Board a slate of director nominees for election at the next annual meeting of stockholders or for appointment to fill vacancies on the Board.

Information Regarding Meetings

During 2017, the Board of Directors held four meetings. The Audit Committee met four times, the Nominating and Governance Committee met twice and the Compensation Committee met twice. During 2017, all current directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees of the Board of Directors held during the period of such director’s service.

We expect, but do not require, Board members to attend the annual meeting. Last year, all of our then-current Board members attended the annual meeting.

Stockholder Communications

Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to “Board of Directors (Independent Members)” in care of the Corporate Secretary at the address indicated on the first page of this proxy statement.

Stockholders and other interested parties may communicate directly with the Board of Directors by sending a written communication in an envelope addressed to “Board of Directors” in care of the Corporate Secretary at the address indicated on the first page of this proxy statement.

Website Availability of Governance Documents

You can access our Corporate Governance Guidelines, Code of Business Conduct and Ethical Practices, Audit Committee Charter, Nominating and Governance Committee Charter and Compensation Committee Charter on the Investors section of our website at www.dril-quip.com. Information contained on our website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from the Corporate Secretary at the address indicated on the first page of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of Messrs. Jupp, Lovoi, Shukis and Newman, each of whom is an independent director. None of the members of the Compensation Committee during fiscal year 2017 or as of the date of this proxy statement is or has been an officer or employee of Dril-Quip and no executive officer of Dril-Quip served on the compensation committee or board of any company that employed any member of Dril-Quip’s Compensation Committee or Board.

Policies and Procedures for Approval of Related Person Transactions

The Board has adopted a written policy implementing procedures for the review, approval or ratification of related person transactions. Under the policy, a “related person” is any director, executive officer or more than 5% stockholder. The policy applies to any transaction in which (1) we are a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Governance Committee is responsible for reviewing, approving and ratifying any related person transaction. The Nominating and Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of us and our stockholders.

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RELATED PERSON TRANSACTIONS

RELATED PERSON TRANSACTIONS

Employment Agreements with Executive Officers

On December 8, 2011, we entered into employment agreements with Blake T. DeBerry, President and Chief Executive Officer, James A. Gariepy, Senior Vice President and Chief Operating Officer, Jerry M. Brooks, our former Vice President — Finance and Chief Financial Officer, and James C. Webster, Vice President — General Counsel and Secretary. The following summary of the employment agreements does not purport to be complete and is qualified by reference to the form of the agreements, which have been filed with the SEC and may be obtained from the Corporate Secretary at the address indicated on the first page of this proxy statement.

Each employment agreement has an initial three-year term but automatically extends for one additional year on the third anniversary of the effective date and on each subsequent anniversary of the effective date. Pursuant to the employment agreements, each executive will receive an annual base salary at least equal to the annual base salary earned by such executive immediately prior to the effective date. In addition to an annual salary, each executive is eligible to receive an annual bonus to be determined each year in accordance with our normal bonus practices or under any annual bonus plan adopted by us after the effective date. Each executive is also entitled to paid vacation in accordance with the Company’s policies, to receive benefits consistent with our other senior executives, including medical, life and disability insurance, and to participate in our incentive, savings and retirement plans. Each employment agreement is subject to the right of the Company and each respective executive to terminate his employment at any time. The employment agreements provide certain benefits upon termination or change-in-control. For more information, see “Executive Compensation — Potential Payments Upon Termination or Change-in-Control.”

In addition, each executive is subject to a perpetual covenant not to use or disclose our trade secrets or confidential information and, if the executive is terminated after the first anniversary of the effective date, non-competition and non-solicitation covenants during the term of his employment and for 12 months following his termination.

New Employment Agreements

On March 7, 2017, in connection with the appointment of Mr. Bird as Vice President and Chief Financial Officer of the Company and Mr. Brooks, our former Vice President — Finance and Chief Financial Officer, as Vice President of Investor Relations of the Company, we entered into (i) an employment agreement with Mr. Bird, effective March 13, 2017 (the “Bird Employment Agreement”), and (ii) an employment agreement with Mr. Brooks, effective March 13, 2017 with a one-year term until March 13, 2018 (the “New Brooks Employment Agreement”) that superseded his employment agreement dated December 8, 2011 described above. The following summaries of the Bird Employment Agreement and the New Brooks Employment Agreement do not purport to be complete and are qualified by reference to the forms of the agreements, which have been filed with the SEC and may be obtained from the Corporate Secretary at the address indicated on the first page of this proxy statement.

Bird Employment Agreement

The Bird Employment Agreement has an initial term until December 8, 2019 but automatically extends for one additional year on such date and on each subsequent anniversary of such date. Pursuant to the Bird Employment Agreement, Mr. Bird will receive an annual base salary, which is initially $450,000, which may be subject to increases (but not decreases), as determined by the Board. In addition to an annual salary, Mr. Bird is eligible to receive an annual bonus to be determined each year in accordance with our normal bonus practices or under any annual bonus plan adopted by us after the effective date. Mr. Bird is also entitled to 20 days paid vacation subject to the Company’s policies, to receive benefits consistent with our other senior executives, including medical, life and disability insurance, and to participate in our incentive, savings and retirement plans. Mr. Bird was also entitled to a cash sign-on bonus of $200,000 and an initial equity award with a grant date fair market value of $1,500,000 (the “Initial Equity Grant”) with (i) 50% of the Initial Equity Grant granted in the form of restricted stock that vests in one-third tranches on October 28th of each of 2017, 2018 and 2019,

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RELATED PERSON TRANSACTIONS

subject to continuous employment with the Company on such vesting dates, and (ii) the remaining 50% of the Initial Equity Grant in the form of performance-based stock units that vest on October 28, 2019 (based on the performance goals previously approved by the Compensation Committee for the performance period ending October 28, 2019), subject to continuous employment with the Company on such vesting date. The Bird Employment Agreement is subject to the right of the Company and Mr. Bird to terminate his employment at any time. If, prior to December 8, 2019, Mr. Bird’s employment is terminated by the Company without cause or by Mr. Bird for good reason (as defined in the Bird Employment Agreement), then with respect to the Initial Equity Grant, Mr. Bird will be entitled to (i) immediate vesting of all unvested shares of restricted stock and (ii) the vesting of the performance-based stock units based on actual results at the end of the relevant performance period and without any pro-rata adjustment for early termination, payable at the same time as if Mr. Bird had remained employed through the end of the applicable performance period.

In addition, Mr. Bird is subject to a perpetual covenant not to use or disclose our trade secrets or confidential information and, if Mr. Bird is terminated after the first anniversary of the effective date of the Bird Employment Agreement, non-competition and non-solicitation covenants during the term of his employment and for 12 months following his termination.

The Bird Employment Agreement provides certain benefits upon termination or change-in-control. For more information, see “Executive Compensation — Potential Payments Upon Termination or Change-in-Control.”

New Brooks Employment Agreement

The New Brooks Employment Agreement was for a one-year term ending March 13, 2018, after which Mr. Brooks continued his employment with the Company as an “at will” employee until he retires on March 30, 2018. Pursuant to the New Brooks Employment Agreement, Mr. Brooks received an annual base salary of $305,000. In addition to an annual salary, Mr. Brooks received a bonus of $75,000 at the expiration of the one-year term of the New Brooks Employment Agreement. Mr. Brooks was also entitled to paid vacation in accordance with the Company’s policies, to receive benefits consistent with our other senior executives, including medical, life and disability insurance, and to participate in our savings and retirement plans.

In addition, Mr. Brooks is subject to a perpetual covenant not to use or disclose our trade secrets or confidential information and non-competition and non-solicitation covenants during the term of his employment and for 12 months following his termination.

The New Brooks Employment Agreement provided certain benefits upon termination or change-in-control, if such termination or change-in-control had occurred prior to the expiration of the term. For more information, see “Executive Compensation — Potential Payments Upon Termination or Change-in-Control.”

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DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Overview

The annual fee paid to the non-employee Chairman of the Board and the annual fee paid to the other non-employee directors were reduced by 10% from 2016, effective April 1, 2017. As a result, for the year ended December 31, 2017, the non-employee Chairman of the Board received an annual fee of $135,000 and the Company’s other non-employee directors received an annual fee of $67,500. In addition, the non-employee chairmen of the Nominating and Governance Committee and the Compensation Committee of the Board each received a supplemental annual fee of $10,000, and the non-employee chairman of the Audit Committee of the Board received a supplemental annual fee of $15,000. Further, the non-employee Chairman of the Board and the other non-employee directors received a fee of $1,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting. All directors are reimbursed for their out-of-pocket expenses and other expenses incurred in attending meetings of the Board or its committees and for other expenses incurred in their capacity as directors.

Under the Company’s 2004 Incentive Plan, as amended (the “2004 Incentive Plan”), which was replaced by the 2017 Omnibus Incentive Plan (the “2017 Incentive Plan”), and the 2017 Incentive Plan, non-employee directors may be granted awards in the form of stock options, stock appreciation rights, stock awards, cash awards or performance awards.

Stock ownership guidelines for non-employee directors were adopted in May 2012. Under these guidelines, each non-employee director is expected to own Dril-Quip common stock valued at five times the then current annual cash retainer paid to such non-employee director. If, however, at any time the Chairman of the Board is a non-employee and is receiving a retainer greater than that paid to the non-employee directors who are not Chairman of the Board, the Chairman of the Board is generally expected to own common stock valued at five times the then current annual cash retainer paid to non-employee directors who are not Chairman of the Board. New directors are expected to attain the specified level of ownership within five years of becoming a director.

The following table sets forth a summary of the compensation paid to our non-employee directors for 2017:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John V. Lovoi	$0	$311,433	—	—	—	—	$311,433
Alexander P. Shukis	$47,250	$172,054	—	—	—	—	$219,304
Terence B. Jupp	$0	$224,793	—	—	—	—	$224,793
Steven L. Newman	$0	$213,573	—	—	—	—	$213,573
(1)	Amounts reflect the aggregate grant date fair value of restricted stock awarded to each of the directors annually pursuant to the 2004 Incentive Plan or the 2017 Incentive Plan, as applicable, and restricted stock issued in lieu of cash fees pursuant to the director stock compensation program, computed in accordance with FASB ASC 718, “Share-Based Payment” (“ASC 718”), in the following total amounts:

Name	Restricted Stock Awards/Units
John V. Lovoi	6,793
Alexander P. Shukis	3,932
Terence B. Jupp	5,014
Steven L. Newman	4,783

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DIRECTOR COMPENSATION

Assumptions used in the calculation of this amount are included in footnote 16 to our audited consolidated financial statements for the fiscal year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2018.

Upon the recommendation of the Compensation Committee, the Board granted 2,698 shares of restricted stock to each of Messrs. Lovoi, Shukis, Jupp and Newman in October 2017 under the 2017 Incentive Plan.

Director Stock Compensation Program

In June 2014, the Board of Directors authorized a stock compensation program for non-employee directors pursuant to the 2004 Incentive Plan. This program continues under the 2017 Incentive Plan. Under this program, non-employee directors have the option to receive all or a portion of their board and committee fees (but not expenses) in the form of restricted stock awards in an amount equal to 125% of such fees in lieu of cash. Each director may elect to take fees in the form of restricted stock prior to the beginning of the subject calendar year. Each director taking fees in the form of restricted stock receives his award attributable to a calendar quarter on or about the first business day of the next calendar quarter in an amount equal to 125% of the cash equivalent of his fees, with the number of shares determined by the stock price on the last trading day of the calendar quarter for which the fees are being determined. These awards fully vest on the first day of the second calendar year following issuance. The director stock compensation program is intended to encourage non-employee directors to acquire and hold common stock of the Company to align the interests of directors and the Company’s other stockholders. Messrs. Lovoi, Shukis, Jupp and Newman each elected to take all or a portion of their Board fees in the form of restricted stock during 2017, and each has elected to do so again in 2018.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The primary objectives of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We had five named executive officers in 2017: Mr. DeBerry, our Chief Executive Officer, Mr. Gariepy, our Chief Operating Officer, Mr. Bird, our Chief Financial Officer, Mr. Webster, our General Counsel, and Mr. Brooks, who served as our Chief Financial Officer until stepping down from that position on March 13, 2017. The compensation of our named executive officers was at the discretion of the Compensation Committee (the “Committee”) and was governed in part by employment agreements entered into with those executives. The employment agreements are described under “Related Person Transactions — Employment Agreements with Executive Officers,” “Related Person Transactions — New Employment Agreements” and “— Potential Payments Upon Termination or Change-in-Control.”

Purpose of the Executive Compensation Program

Our executive compensation program has been designed to accomplish the following objectives:

•	align executive compensation with performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive wealth while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

Administration of Executive Compensation Program

Our executive compensation program is administered by the Committee. The specific duties and responsibilities of the Committee are described in this proxy statement under “Corporate Governance Matters — Committees of the Board of Directors — Compensation Committee.” The Committee normally meets each February to set cash bonuses earned during the prior year and to establish performance targets for the annual incentive compensation plan. The Committee also normally meets in October to determine base salaries for our executive officers and award equity-based compensation. The Committee also meets at other times during the year and acts by written consent when necessary or appropriate.

Our Chief Executive Officer provides recommendations on the base salaries of our other executive officers. Our Chief Executive Officer also periodically reviews and recommends specific performance metrics to be used for determining our annual cash incentive payments. These recommendations are then presented to the Committee for its consideration and approval. Our Chief Executive Officer bases his recommendations on a variety of factors such as his appraisal of the executive’s job performance and contribution to the Company, improvement in organizational and employee development and accomplishment of strategic priorities. Our Chief Executive Officer does not make any recommendations regarding his own compensation.

2017 Compensation Highlights

Compensation determinations made for 2017 reflect our pay-for-performance philosophy and the Company’s intent to align compensation paid to our named executive officers with the interests of our stockholders. The key compensation determinations made with respect to our named executive officers for 2017 are summarized as follows:

•

10% decreases to base salaries in 2017. Base salaries for executive officers were decreased by 10% effective January 30, 2017 based upon a proposal of the Chief Executive Officer, which was agreed to by each executive officer

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EXECUTIVE COMPENSATION

and approved by the Committee. Mr. Bird’s salary, and Mr. Brooks’ salary after stepping down as Chief Financial Officer, was determined pursuant to employment agreements entered into in March 2017. In addition, in October 2017, the Committee decided not to increase target annual cash incentives or long-term incentive grants.

•	Annual Cash Incentive Compensation paid at 60% of target. The performance multiplier for our annual cash incentive for named executive officers was 60%. This payout was determined by the Committee based upon the Company’s Free Cash Flow for 2017 being approximately 400% of its targeted Free Cash Flow for that same period, resulting in a Free Cash Flow Multiplier of 200%, and the Company not meeting the thresholds for the EBITDA Element and the Book to Bill Element of the 2017 Bonus Plan.

•	2014 Performance Units paid at 125% of target. The Company’s total stockholder return ranked in the 60th percentile of the 15 component companies of the Philadelphia Oil Service Index over the three-year period from October 1, 2014 through September 30, 2017, which resulted in 125% of the 2014 performance units vesting in accordance with the award agreements. Due to the decline in stock price since the grant date of October 28, 2014, the actual amount realized by the named executive officers using the last closing price as of the vesting date of October 28, 2017 was 63% of the original grant date value.

The ultimate value realized by our long-term compensation grants is heavily influenced by the performance of our stock, both on an absolute basis and relative to the Philadelphia Oil Service Index. The following chart compares the realizable value (as defined below) of long-term compensation grants made during the three-year period beginning on October 1, 2014 and ending on September 30, 2017 to the original grant date fair market value of such grants for each named executive officer.

•	Realizable value is defined as the pre-tax value as of September 30, 2017 of all restricted stock units and performance units granted between October 1, 2014 and ending on September 30, 2017 with certain assumptions regarding performance units as discussed below.

•	For the 2014 performance unit grant, the 125% vesting level, discussed above, is reflected in the chart.

•	For performance unit awards for which the performance period is not yet complete (2015 grants and 2016 grants), the value is based on our period-to-date results through September 2017.

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EXECUTIVE COMPENSATION

2018 Compensation Highlights

The Committee made significant adjustments to the annual cash incentives program for 2018 to better align compensation with the Company’s objectives for 2018. The main changes are as follows:

•	Free Cash Flow was removed as a performance criteria in 2018 because the Company improved its cash management processes in 2017, which in turn caused it to achieve its cash flow objectives by reducing inventory and collecting on accounts receivable. In addition, the EBITDA Element will allow for continued focus on cash flow.

•	The Book to Bill Ratio Element became a more significant component in determining the amount of the bonus (increased from 30% of the bonus determination to 60%) to focus management’s attention on bookings, which the Committee views as a key Company performance objective in the current industry environment.

These changes are discussed in more detail below under “—  Elements of Compensation — Annual Cash Incentive Compensation.”

Role of Consultants

The Committee has the authority to engage a third-party consultant at any time. Since October 2011, the Committee has engaged a third-party consultant, Meridian Compensation Partners, LLC (“Meridian”), to provide independent advice on executive compensation and evaluate and recommend appropriate modifications to our compensation program consistent with our program’s objectives. Meridian reports directly to the Committee, which pre-approves the scope of work and the fees charged. The Committee reviewed and assessed Meridian’s independence and performance in order to confirm that it was independent and met all applicable regulatory requirements. No other services were provided to us by Meridian in 2017.

In October 2017, at the direction of the Committee, Meridian evaluated the base salary and short-term and long-term incentive compensation of our named executive officers. As it had done in prior years for the Committee, Meridian used publicly available data from a peer group of oilfield service companies to assist in that analysis.

The peer group data used in October 2017 in relation to compensation for the Company’s named executive officers for 2017 was the same peer group used by Meridian in its October 2016 report to the Committee except that TETRA Technologies, Inc. replaced Gulfmark Offshore, Inc. With that change, the peer group consisted of the following 12 publicly traded oilfield services and equipment companies:

Atwood Oceanics, Inc.	Forum Energy Technologies, Inc.	Frank’s International N.V.
Helix Energy Solutions Group, Inc.	Hornbeck Offshore Services, Inc.	Newpark Resources, Inc.
Oceaneering International, Inc.	Oil States International, Inc.	Parker Drilling Company
Superior Energy Services, Inc.	Tesco Corporation	TETRA Technologies, Inc.

This peer group of companies represents a group of companies in the oilfield services industry of comparable size to Dril-Quip based on measures such as enterprise value, revenues, market capitalization and assets. We believe that the use of this group as a reference for evaluating our compensation policies helps align us with our peers and competitors and ensure our compensation program remains competitive when compared to our competition for executive talent. We also believe this group of companies provides a sufficiently large data set that is generally not subject to wide changes in compensation data.

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EXECUTIVE COMPENSATION

Pursuant to Meridian’s recommendations and its own analysis, the Committee has implemented the compensation program for our named executive officers as further described below.

Elements of Compensation

General

Our executive compensation program generally consists of the following elements:

•	base salary;

•	annual incentive compensation in the form of cash bonuses;

•	long-term stock-based incentive compensation consisting of restricted stock and performance unit awards;

•	contributions to our 401(k) retirement plan; and

•	benefits such as medical and dental insurance.

We primarily seek to reward achievement of our short-term goals with base salary and annual cash incentive compensation, while long-term interests are rewarded through long-term equity awards. We believe that base salaries should be at levels competitive with peer companies that compete with us for business opportunities and executive talent, and annual cash bonuses and long-term stock-based incentive awards should be at levels which reflect progress toward our corporate goals and individual performance. In general, salary level and annual and long-term incentive compensation for each named executive officer are based on market data for the officer’s position. Compensation levels can vary compared to the market due to a variety of factors such as experience, scope of responsibilities, tenure and individual performance.

Relative Size of Major Compensation Elements

The relative sizes of the components of an executive’s compensation are determined in the sole discretion of the Committee, often with reference to recommendations by third-party consultants. Pursuant to their employment agreements, however, the Committee may not reduce the salary of our named executive officers without their consent.

Factors taken into account in determining compensation for all executive officers are our performance and the executive’s responsibilities, experience, leadership, potential future contributions and demonstrated individual performance. The Committee seeks to achieve the appropriate balance between immediate cash rewards for the achievement of company-wide and personal objectives and long-term incentives that align the interests of our executive officers with those of our stockholders. In setting executive compensation, the Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Committee also considered the results of the 2017 advisory vote on executive compensation and, based upon the strong stockholder support, believes that its approach to executive compensation is appropriate.

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EXECUTIVE COMPENSATION

The following charts summarize the relative size of base salary and incentive compensation for 2017 for each of our named executive officers:

(1)	Calculated using the aggregate grant date fair value of the restricted stock awards and performance unit awards at target award level.

Base Salary

We evaluate base salaries for our named executive officers annually or as warranted by circumstances. The base salaries for our Chief Executive Officer and our other executive officers are reviewed and approved by the Committee. Our Chief Executive Officer provides recommendations on adjustments to the base salary of our other executive officers. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our continued success and provide an element of compensation that is not at risk in order to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities.

Base salaries for our named executive officers are based on a review of numerous factors, including our financial and operating performance during the relevant period and the executive officer’s experience level and contribution to our success. Salary determinations are subjective and are not based on any formula. The Committee and the Chief Executive Officer, as applicable, make an assessment of our actual financial results compared to our overall annual budget based on the financial statements as a whole, taking into account market and economic conditions unknown during the preparation of the relevant annual budgets. Among other items, the Committee and the Chief Executive Officer compare our actual revenues and expenses, operating income, net income and earnings per share to the budgeted amounts for these items. In addition, annual adjustments to base salary also reflect changes or responses to changes in market data.

In October 2016, the Committee met to review the overall compensation of the named executive officers based on their positions and performance, and in relation to the compensation provided to executives at the Company’s peers. In connection with that review, the Committee decided to leave the salaries of Messrs. DeBerry, Gariepy, Brooks and Webster unchanged at the 2015 levels of $680,000, $625,000, $395,000 and $355,000, respectively, to reflect the continued softening of the industry environment and the Company’s business outlook.

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EXECUTIVE COMPENSATION

In January 2017, each named executive officer voluntarily agreed to a 10% reduction in his base salary to $612,000, $562,500, $355,500, $319,500 for Messrs. DeBerry, Gariepy, Brooks and Webster, respectively, effective January 30, 2017, based upon a proposal of the Chief Executive Officer, which was approved by the Committee. The reduction was made as part of an overall reduction of wages for employees worldwide in an effort to reduce the Company’s operating costs to fit the current market conditions and the Company’s decreased revenue as operators continue to defer projects. In March 2017, Mr. Bird was appointed as Vice President and Chief Financial Officer with a base salary of $450,000, and Mr. Brooks was appointed Vice President of Investor Relations with a base salary of $305,000. In October 2017, the Committee decided to leave the salaries of Messrs. DeBerry, Gariepy, Bird, Brooks and Webster unchanged at the 2017 levels.

Annual Cash Incentive Compensation

Our annual incentive compensation award provides an annual cash award that is designed to link each employee’s annual compensation to the achievement of annual performance objectives for the Company, as well as to recognize the employee’s performance during the year.

2017 Awards. In February 2017, the Committee approved cash bonus criteria under our STIP for executive officers for their performance in 2017 (the “2017 Bonus Criteria”). Under the terms of the 2017 Bonus Criteria, each executive’s bonus award for 2017 performance was calculated based on

•	(A) our performance, measured against budgeted EBITDA (a non-GAAP financial measure that can be calculated from our audited financial statements by subtracting interest income net of interest expense located on our Consolidated Statements of Income (Loss) from income (loss) before taxes located on our Consolidated Statements of Income (Loss) and then adding depreciation and amortization located on our Consolidated Statements of Cash Flows), (B) our ratio of annual bookings to annual revenues (the “Book to Bill Ratio”) and (C) our absolute free cash flow generated (a non-GAAP financial measure that can be calculated from our audited financial statements by subtracting net cash used in the purchase of property, plant and equipment from net cash provided by operating activities, both located on our Consolidated Statements of Cash Flows) (the “Free Cash Flow”), in each case in the 12-month period ending December 31, 2017 against target performance for each measure,

•	the executive officer’s achievement of personal objectives and

•	the bonus target amounts for each executive officer which are set by the Committee. The annual cash incentive targets for each of our executive officers for 2017 were set by the Committee and were unchanged from 2016 at the following percentages of their salaries: 100% for each of Mr. DeBerry and Mr. Gariepy, and 75% for Mr. Webster. Mr. Bird’s annual cash incentive target was set by the Committee at 95% of his salary. Mr. Brooks is not eligible for an annual cash incentive bonus pursuant to the New Brooks Employment Agreement.

To focus more on cash flow, the Committee changed the EBIT Element table for 2016 to an EBITDA Element table for 2017. In addition, the Committee increased the minimum threshold for payout in the EBITDA Element to 95%, which had been 85% in the EBIT Element table used in 2016. The maximum payout under the 2017 Bonus Criteria was 180% of target for all of our named executive officers.

To further focus management on generating positive cash flow, the Committee added Free Cash Flow as a third performance criteria in 2017 and set an aggressive target by providing a threshold of 90% of the budgeted amount of Free Cash Flow. At the beginning of 2017, our Chief Executive Officer proposed, and the Committee approved, our budget for 2017, including EBITDA, Book to Bill Ratio and Free Cash Flow. In addition, certain personal objectives were established for our executive officers. EBITDA, Book to Bill Ratio and Free Cash Flow were chosen by the Committee as the relevant Company performance metrics for the 2017 annual cash incentive awards. Our EBITDA, Book to Bill Ratio and Free Cash Flow for 2017 were calculated by our Chief Financial Officer, based upon our audited financial statements, and presented to the Committee in early 2018. The Committee reviewed the calculations as prepared by our Chief Financial Officer and

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determined the applicable performance percentages for purposes of determining the amount of the bonus in accordance with the following pre-determined threshold, target and maximum amounts:

	EBITDA Element (40% of Bonus Determination)
	EBITDA Performance as % of Budget	EBITDA Bonus Target Multiplier
Maximum	130%	150%
	125	137.5
	120	125
	115	112.5
	110	100
	105	88
Target	100%	75%
Threshold	95%	66.7%

	Book to Bill Ratio Element (30% of Bonus Determination)
	Annual Book to Bill Ratio	Book to Bill Multiplier
Maximum	≥1.5	200%
	≥1.4	175
	≥1.3	150
	≥1.2	125
Target	≥1.1	100%
	≥1.0	75
Threshold	≥0.9	50%

	Free Cash Flow Element (30% of Bonus Determination)
	Free Cash Flow as % of Budget	Free Cash Flow Multiplier
Maximum	400%	200%
	350	183
	300	167
	250	150
	200	133
	150	117
Target	100%	100%
Threshold	90%	83%

The bonus amounts were determined by multiplying the dollar amount of each executive officer’s incentive target by (i) the appropriate EBITDA Bonus Target Multiplier, and then multiplying that product by 40% (“2017 EBITDA Payout”), (ii) the appropriate Book to Bill Target Multiplier, and then multiplying that product by 30% (“2017 Book to Bill Payout”), and (iii) the appropriate Free Cash Flow Multiplier, and then multiplying that product by 30% (“2017 Free Cash Flow Payout”). Interpolation was used for determining the EBITDA Bonus Target Multiplier but not for determining the Book to Bill Multiplier or the Free Cash Flow Multiplier. The sum of the 2017 EBITDA Payout, the 2017 Book to Bill Payout and the 2017 Free Cash Flow Payout was then subject to reduction by up to 30% for personal objectives that were not satisfied. The determination of whether personal objectives was satisfied was at the discretion of our Chief Executive Officer and the Committee for our Chief Operating Officer, Chief Financial Officer and General Counsel, and at the discretion of the Committee for our Chief Executive Officer.

Based on our performance in 2017, the Committee determined the Free Cash Flow Multiplier to be 200% based upon the Company’s actual Free Cash Flow for 2017 being over 400% of its targeted Free Cash Flow for 2017. The Company failed to meet the threshold for any payout on the EBITDA Element and the Book to Bill Ratio Element. After any adjustment for the performance of our executive officers based on the achievement of their personal objectives in 2017, in February 2018, the Committee awarded bonuses to Messrs. DeBerry, Gariepy, Bird and Webster in the amounts of $367,200, $317,300, $256,000 and $143,800, respectively, for their performance in 2017. Mr. Bird’s bonus is comprised of $197,300 calculated on a pro rata basis since his appointment as Vice President and Chief Financial Officer effective March 13, 2017, plus an additional discretionary amount of $58,700 based on his performance during 2017 in the achievement of certain Company initiatives. Mr. Brooks was not eligible to receive an annual incentive compensation award for 2017, but received a cash bonus of $75,000 at the expiration of the one-year term of the New Brooks Employment Agreement in March 2018.

2018 Awards. In February 2018, the Committee approved cash bonus criteria under our STIP for executive officers for their performance in 2018 (the “2018 Bonus Criteria”). Under the terms of the 2018 Bonus Criteria, each executive’s bonus award for 2018 performance will be calculated based on

•	(A) our performance, measured against budgeted EBITDA and (B) our Book to Bill Ratio, in each case in the 12-month period ending December 31, 2017 against target performance for each measure,

•	the executive officer’s achievement of personal objectives and

•	the bonus target amounts for each executive officer which are set by the Committee.

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EXECUTIVE COMPENSATION

The Committee made no changes to the executive officers’ annual cash bonus target amounts for 2018.

To focus more on bookings, the Committee increased the percentage that the Book to Bill Ratio Element comprises of the 2018 Bonus Criteria from 30% to 60%. In addition, the Committee removed Free Cash Flow as a performance criteria because the Company improved its cash management processes in 2017, which in turn caused it to achieve its cash flow objectives by reducing inventory and collecting on accounts receivable. In addition, the EBITDA Element will allow for continued focus on cash flow. The maximum payout under the 2018 Bonus Criteria is 180% of target for all of our named executive officers.

At the beginning of 2018, our Chief Executive Officer proposed, and the Committee approved, our budget for 2018, including EBITDA and Book to Bill Ratio. In addition, certain personal objectives have been established for our executive officers. EBITDA and Book to Bill Ratio were chosen by the Committee as the relevant Company performance metrics for the 2018 annual cash incentive awards. Our EBITDA and Book to Bill Ratio for 2018 will be calculated by our Chief Financial Officer and presented to the Committee in early 2019. The Committee will review the calculations as prepared by our Chief Financial Officer and determine the applicable performance percentages for purposes of determining the amount of the bonus in accordance with the following threshold, target and maximum amounts:

	EBITDA Element (40% of Bonus Determination)
	EBITDA Performance as % of Budget	EBITDA Bonus Target Multiplier
Maximum	215%	150%
	138.3%	100%
Target	100%	75%
Threshold	50%	50%

	Book to Bill Ratio Element (60% of Bonus Determination)
	Annual Book to Bill Ratio	Book to Bill Multiplier
Maximum	2.5	200%
Target	1.5	100%
Threshold	1.0	50%

The bonus amounts will be determined by multiplying the dollar amount of each executive officer’s incentive target by (i) the appropriate EBITDA Bonus Target Multiplier, and then multiplying that product by 40% (“2018 EBITDA Payout”) and (ii) the appropriate Book to Bill Target Multiplier, and then multiplying that product by 60% (“2018 Book to Bill Payout”). Interpolation will be used for determining the EBITDA Bonus Target Multiplier and the Book to Bill Multiplier. The sum of the 2018 EBITDA Payout and the 2018 Book to Bill Payout is then subject to reduction by up to 30% for personal objectives that are not satisfied. Our Committee may use its discretion to reduce the 2018 EBITDA Payout or the 2018 Book to Bill Payout prior to the determination of the extent to which any personal objectives have been met. The determination of whether personal objectives are satisfied will be at the discretion of our Chief Executive Officer and the Committee for our Chief Operating Officer, Chief Financial Officer and General Counsel, and at the discretion of the Committee for our Chief Executive Officer.

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Long-Term Stock-Based Incentive Compensation

In 2017, the division of awards under our 2017 Incentive Plan between restricted stock and performance units at target was as follows:

Restricted Stock Grants. The Committee is responsible for restricted stock grants under our 2017 Incentive Plan. The Committee approves the grant of restricted stock at meetings of the Committee, and generally does not grant restricted stock by written consent. The Committee establishes an award for our named executive officers and a total number of awards for non-executive employees and delegates to the Chief Executive Officer the distribution of such awards to our non-executive employees. Historically, our grants of equity compensation have been made on October 28, the anniversary of the closing of our initial public offering.

In determining the amount, if any, of restricted stock granted to our named executive officers and our other key employees, the Committee considers numerous factors, including, among others, the following:

•	our financial and operating performance during the relevant period;

•	the executive’s contribution to our success;

•	the level of competition for executives with comparable skills and experience; and

•	the total number of shares of restricted stock granted to an executive over the course of his or her career, together with the retentive effect of additional restricted stock grants.

Based on these considerations, the Committee awarded Mr. DeBerry with 31,325 shares of restricted stock, Mr. Gariepy with 28,313 shares of restricted stock, Mr. Bird with 10,843 shares of restricted stock and Mr. Webster with 10,843 shares of restricted stock in October 2017. Mr. Brooks was not eligible for restricted stock grants pursuant to the New Brooks Employment Agreement.

Performance Units. The Committee also elected to grant to our current named executive officers shares of performance units in October 2017 under the 2017 Incentive Plan. The Committee believes that the performance unit awards better align executive performance with stockholder interests and focus the officers on long-term performance as the performance units vest over three-year intervals. Under the plan, participants may earn from 0% to 200% of their target number of shares based upon the Company’s relative total shareholder return (“TSR”) to the 15 component companies of the Philadelphia Oil Service Index. The TSR is calculated over a 3-year period from October 1, 2017 to September 30, 2020.

The Committee considered the same factors enumerated above for its grant of performance units. Based on these considerations, the Committee awarded Mr. DeBerry with 31,325 performance units, Mr. Gariepy with 28,313 performance units, Mr. Bird with 10,843 performance units and Mr. Webster with 10,843 performance units. The Committee determined that it was appropriate to grant each executive officer awards in an equal number of performance units and restricted stock shares to balance the objectives of retention and performance. Mr. Brooks is not eligible for performance unit awards pursuant to the New Brooks Employment Agreement.

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EXECUTIVE COMPENSATION

Stock Options. The Committee last awarded stock options to named executive officers in October 2011. At that time, the Committee engaged Meridian to evaluate and recommend appropriate modifications to our compensation program consistent with our program’s objectives. Meridian completed its report in November 2011 and, pursuant to Meridian’s recommendations and after internal deliberation, the Committee elected to discontinue the use of stock options as an incentive tool in favor of restricted stock and performance unit awards, which more closely aligns the Company with its market peers.

Other Benefits

We provide our executive officers with other personal benefits that we believe are reasonable and consistent with our overall compensation program.

The employment agreements of our named executive officers provide certain benefits upon termination which are described under “— Potential Payments Upon Termination or Change-in-Control.” We believe these benefits are consistent with those awarded by our peer group and are beneficial in retaining executives. These benefits are also intended to help ensure each named executive officer’s continued full attention to our business needs in the event we were to become the subject of the types of change in control transactions described in the agreements.

We seek to provide benefit plans, such as medical, life and disability insurance, in line with market conditions. Executive officers are eligible for the same benefit plans provided to other employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage. We do not have any special insurance plans for executive officers.

Post-Employment Benefits

We make contributions to the Dril-Quip, Inc. 401(k) Plan, which is a voluntary and contributory plan for eligible employees. Our contributions, which are based on a percentage of matching employee contributions, totaled approximately $2.95 million in 2017, which includes an aggregate of $49,897 for our named executive officers’ benefit.

Executive Stock Ownership Guidelines

To align the interests of our executive officers and stockholders, executive officers should have a significant financial stake in the Company. To further that goal, the Board adopted, effective as of May 10, 2012, the stock ownership guidelines described below for our executive officers. These guidelines were implemented following evaluation of peer group proxy disclosure data and review by the Compensation Committee and its compensation consultant. Under the guidelines, our Chief Executive Officer should own Dril-Quip common stock having a market value of five times base salary, our senior vice presidents should own Dril-Quip common stock having a market value of four times base salary and our other executive officers should own Dril-Quip common stock having a market value of three times their respective base salaries.

For purposes of the guidelines, the ownership requirement is determined based on the executive’s current base salary. The base salary multiple amount is converted to a fixed number of shares using the average closing price of our common stock for the prior calendar year.

In addition to shares owned outright, equivalent shares held in our retirement plan, unvested restricted stock awards, the target number of unvested performance stock units, and shares held by immediate family members of the executive officer residing in the same household are counted towards the guidelines. Newly hired or recently promoted officers are given a period of five years from such hiring or promotion to comply with these guidelines. The Compensation Committee reviews our executive officers’ stock holdings annually to monitor compliance with these guidelines. As of the date hereof, each of our executive officers is in compliance with our stock ownership guidelines.

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Hedging and Pledging Policy

We have also adopted a policy, effective as of February 19, 2015, prohibiting directors and executive officers from entering into speculative transactions in our common stock. The hedging policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on our common stock by directors or executive officers. We also prohibit hedging or monetization transactions, such as forward sale contracts, in which the director or executive officer continues to own the underlying common stock without all the risks or rewards of ownership, and the pledging by directors or executive officers of our common stock as collateral for a loan or for any other purpose.

Impact of Accounting and Tax Treatments

Accounting Treatment

Under ASC 718, we recognize the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. Restricted stock awards are measured based on the fair value of the stock at the date of grant. We valued the performance unit awards using a Monte Carlo simulation model based on probable achievement level of the underlying performance conditions as of the grant date.

Tax Treatment

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer and certain other executive officers (“covered employees”). However, for 2017 and prior years, any compensation paid to our Chief Executive Officer and covered employees that met the requirements of qualified performance-based compensation under Section 162(m) was not subject to this deduction limitation. Following the enactment of the Tax Cuts and Jobs Act (“TCJA”), beginning with the 2018 calendar year, the $1 million annual deduction limitation under Section 162(m) applies to compensation paid to any individual who serves as the Chief Executive Officer or Chief Financial Officer or qualifies as one of the other three most highly compensated executive officers in 2017 or any later calendar year; there is no longer any exception for qualified performance-based compensation. Our 2017 annual cash bonus awards and 2017 performance unit awards (along with our 2016 and 2015 performance unit awards) are intended to qualify as performance-based compensation under Section 162(m). Although we can provide no assurance given the current lack of guidance from the Internal Revenue Service on the matter, we believe the TCJA transition rules for binding contracts in effect on November 2, 2017 should continue to allow our performance unit awards that will be paid after 2017 to maintain their exemption from the $1 million annual deduction limitation for so long as such grants are not materially modified (“grandfathered amounts”). Our general policy, where consistent with business objectives, has been to preserve the deductibility of compensation to executive officers, but we could authorize forms of compensation that might not be deductible if we believe they are in the best interests of the Company and our shareholders. Our time-vested restricted stock awards are not considered performance-based under Section 162(m) and, accordingly, are subject to the $1 million limit on deductibility. All or a portion of the value, when vested, of these restricted stock awards may not be deductible.

For periods after 2017, without the performance-based compensation exception under Section 162(m), it is expected that any compensation deductions (other than grandfathered amounts) for any individual who is our Chief Executive Officer, Chief Financial Officer or one of our other three most highly compensated executive officers in 2017 or any later year will be subject to a $1 million annual deduction limitation. Although the deductibility of compensation is a consideration evaluated by the Committee, the Committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the Committee will continue to retain the discretion to pay compensation that is subject to the $1 million deductibility limit.

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EXECUTIVE COMPENSATION

Stockholder Advisory “Say-on-Pay” Vote

At our 2018 annual meeting, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote. This vote provides our stockholders the opportunity to express their views regarding the compensation program for our named executive officers as disclosed in this proxy statement. As an advisory vote, the say-on-pay vote at our 2018 annual meeting will not be binding upon the Company or the Board of Directors. However, the Board of Directors values the opinions expressed by our stockholders, and the Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers. For additional information, please refer to “Proposal 3: Advisory Vote to Approve Executive Compensation” beginning on page 47.

The advisory vote at our 2018 annual meeting will be our eighth “say-on-pay” vote. We conducted a say-on-pay vote at our 2017 annual meeting at which an advisory resolution approving the compensation of our named executive officers, as disclosed in our proxy statement for such annual meeting, was approved by approximately 96% of the shares that were voted either for or against the resolution (excluding abstentions and broker non-votes). We have considered the favorable results of this vote, and the Committee has not made any changes to our overall executive compensation program as a direct result of the vote.

At our 2017 annual meeting, we also conducted an advisory vote on the frequency of future stockholder advisory votes on executive compensation, at which the Board of Directors recommended that our stockholders vote in favor of holding annual say-on-pay votes instead of the other options presented. At our 2017 annual meeting, approximately 93% of the shares that were voted in favor of one of the three available frequency recommendations (excluding abstentions and broker non-votes) voted in favor of an annual frequency, a minimal number of shares were voted in favor of holding future votes once every two years, and approximately 7% voted in favor of holding future votes once every three years. In May 2017, we disclosed that, in accordance with the results of the advisory vote, we intend to hold future say-on-pay votes annually until we next hold an advisory vote on the frequency of say-on-pay votes as required under SEC rules.

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Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Terence B. Jupp
John V. Lovoi
Steven L. Newman
Alexander P. Shukis

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Summary Compensation Table

The following table sets forth information regarding the compensation of Mr. DeBerry, our Chief Executive Officer, Mr. Gariepy, our Chief Operating Officer, Mr. Bird, our Chief Financial Officer, Mr. Webster, our General Counsel, and Mr. Brooks, who served as our Chief Financial Officer until stepping down from that position on March 13, 2017 (collectively, the “named executive officers”), for services rendered in all capacities during 2015, 2016 and 2017:

	Year	Salary		Bonus		Stock Awards (1)		Option Awards	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)		Total
Blake T. DeBerry President and Chief Executive Officer	2017	$619,846		—		$3,011,586		—	$367,200	$10,188		$4,008,820
	2016	680,000		—		2,734,347		—	256,100	10,080		3,680,527
	2015	680,000		—		2,862,562		—	680,000	10,126		4,232,688
James A. Gariepy Senior Vice President and Chief Operating Officer	2017	569,712		—		2,722,012		—	317,300	11,319		3,620,343
	2016	625,000		—		2,471,419		—	242,700	15,755		3,354,874
	2015	625,000		—		2,587,304		—	625,000	14,019		3,851,323
Jeffrey J. Bird Current Vice President and Chief Financial Officer	2017	346,154	(5)	200,000	(6)	2,370,379	(7)	—	256,000	8,866		2,826,379
Jerry M. Brooks Former Vice President —	2017	321,212		—		—		—	—	19,093	(8)	341,115
Finance and Chief	2016	395,000		—		904,451		—	106,400	14,157	(8)	1,420,008
Financial Officer (4)	2015	395,000		—		946,758		—	287,300	19,289	(8)	1,648,347
James C. Webster Vice President — General Counsel and Secretary	2017	323,596		—		1,042,446		—		11,323		1,521,165
	2016	355,000		—		883,356		—	103,400	11,335		1,353,091
	2015	355,000		—		924,761		—	266,200	11,325		1,557,285

(1)	Amounts reflect the aggregate grant date fair value of restricted stock awards and performance unit awards computed in accordance with ASC 718. With respect to performance unit awards, amounts are based on probable achievement level of the underlying performance conditions as of the grant date. Assumptions used in the calculation of this amount are included in footnote 16 to our audited consolidated financial statements for the fiscal year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2017. The maximum value at the grant date of performance unit awards assuming the highest level of performance is achieved is as follows:

Name	Year	Maximum Value of Performance Unit Awards ($)
Blake T. DeBerry	2017	2,599,975
James A. Gariepy	2017	2,349,979
Jeffrey J. Bird	2017	2,404,127
Jerry M. Brooks	2017	—
James C. Webster	2017	899,969

(2)	Amounts reflect short-term incentive awards earned with respect to performance in the designated year and paid in the following year.
(3)

The amounts shown in 2015 include our matching contributions to Mr. DeBerry’s 401(k) account in the amount of $9,415 and to each other named executive officer’s 401(k) account in the amount of $10,600. The amounts shown in 2016 include our matching contributions to Mr. DeBerry’s 401(k) account in the amount of $9,415 and to each other named executive officer’s 401(k) account in the amount of $10,600. The amounts shown in 2017 include our matching contributions to Mr. DeBerry’s 401(k) account in the amount of $9,771, to Mr. Bird’s 401(k) account in the amount of

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$8,326 and to each other named executive officer’s 401(k) account in the amount of $10,600. Each named executive officer is responsible for paying income tax on the amounts listed above.
(4)	Mr. Brooks served as our Vice President — Finance and Chief Financial Officer until March 13, 2017 when he stepped down from this position and was appointed Vice President of Investor Relations. The amount shown reflects his salary as Vice President — Finance and Chief Financial Officer from January 1, 2017 until that date and as Vice President of Investor Relations from that date until December 31, 2017.
(5)	Mr. Bird was appointed Vice President and Chief Financial Officer of the Company effective March 13, 2017. The amount shown reflects his salary from that date until December 31, 2017.
(6)	The amount shown for Mr. Bird is comprised of a $200,000 bonus paid to Mr. Bird during 2017 pursuant to the terms of the Bird Employment Agreement.
(7)	The amount shown for Mr. Bird includes restricted stock awards and performance unit awards granted to Mr. Bird in connection with his appointment as Vice President and Chief Financial Officer of the Company in March 2017.
(8)	The amount shown for Mr. Brooks for 2015, 2016 and 2017 include payments of $7,976, $2,849 and $7,786, respectively, for unused vacation in connection with a change in the Company’s policies with respect to the accrual of vacation days.

CEO Pay Ratio

The table below sets forth comparative information regarding:

•	the annual total compensation of our Chief Executive Officer, Mr. DeBerry, for the year ended December 31, 2017, determined using the amount reported in the “Total” column of the Summary Compensation Table above;

•	the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2017, determined on the basis described below; and

•	a ratio comparison of those two amounts, each as determined in accordance with rules prescribed by the Securities and Exchange Commission.

For purposes of determining the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2017, the applicable Securities and Exchange Commission rules require us to identify the median employee, by using either annual total compensation for all such employees or another consistently applied compensation measure. In identifying the median employee, we:

•	used annual base salary (defined as the fixed portion of each employee’s compensation arrangements and that is paid without regard to our financial or operational performance in a given year) and bonus, as determined from the Company’s payroll and finance records for the period from January 1, 2017 through December 31, 2017 (the “Measurement Date”), as our consistently applied compensation measure;

•	included the aggregate grant date fair value of equity-based incentive compensation awards;

•	included all worldwide employees of the Company and its consolidated subsidiaries as of the Measurement Date, without regard to their location or compensation arrangements or whether employed on a full-time or part-time basis;

•	converted annual base salary and bonus to U.S. dollars using foreign currency exchange rates as of the Measurement Date;

•	annualized the compensation for any full-time or part-time employees that were hired in 2017 but were not employed by the Company or its consolidated subsidiaries for all of 2017;

•	did not include any cost-of-living adjustments; and

•	did not use statistical sampling.

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EXECUTIVE COMPENSATION

After identifying the median employee based on the process described above, we calculated annual total compensation for that employee using the same methodology we used for determining total compensation for 2017 for our named executive officers as set forth in the Summary Compensation Table.

Chief Executive Officer annual total compensation (A)	$4,008,820
Median annual total compensation of all employees (excluding Chief Executive Officer) (B)	$60,848
Ratio of (A) to (B)	66:1

Given the global distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. We believe that the sum of annual base salary, bonus and the aggregate grant date fair value of equity-based incentive compensation awards is an appropriate, consistently applied compensation measure that provides a reasonable estimate calculated in a manner consistent with Securities and Exchange Commission rules based on our payroll and finance records and the methodology described above. Because the Securities and Exchange Commission rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Grants of Plan-Based Awards

The following table contains information with respect to the grant of plan-based awards during 2017.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Maximum	Threshold	Target (#)	Maximum
Blake T. DeBerry	—	$407,470	$550,800	$1,101,600	—	—	—	—	—		—
	10/28/2017	—	—	—		31,325		—	—		$1,299,988
	10/28/2017				15,662	31,325	62,650				1,711,598
James A. Gariepy	—	374,513	506,250	1,012,500	—	—	—	—	—		—
	10/28/2017	—	—	—		28,313		—	—		1,174,990
	10/28/2017				14,156	28,313	56,626				1,540,227
Jeffrey J. Bird	—	229,690	309,916	639,406	—	—	—	—	—		—
	10/28/2017	—	—	—		10,843		—	—		449,985
	10/28/2017				5,421	10,843	21,686				592,462
	3/13/2017	—	—	—		13,876		—	—		752,079
	3/13/2017				6,938	13,876	27,752				850,599
Jerry M. Brooks	—	—	—	—	—	—	—	—	—		—
James C. Webster	—	159,542	215,663	431,325	—	—	—	—	—		—
	10/28/2017	—	—	—		10,843		—	—
	10/28/2017				5,421	10,843	21,686
(1)	The estimated payouts under non-equity incentive plan awards were based on the terms of the 2017 Bonus Criteria and on the salary levels following the 10% salary reduction implemented in January 2017. The maximum payout amount (as shown in the Maximum column) was 180% of target for all of our named executive officers. The target payout amount (as shown in the Target column) was 90% of target for all of our named executive officers. The threshold payout amount (as shown in the Threshold column) was 66.58% of target for all of our named executive officers. Actual amounts paid in 2018 for 2017 performance are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	The grants of equity incentive plan awards consist of two types of awards for each named executive officer: a restricted stock unit award covering a number of shares listed in the Target # column in the second line for each officer (there are no threshold or maximum payout levels under these awards), and a performance unit award, for which threshold, target and maximum numbers of shares are shown in the columns under Estimated Future Payouts Under Equity Incentive Plan Awards in the third line for each officer. Such 2017 restricted shares vest in 33 1/3% increments annually beginning on October 28, 2018. Such performance unit awards vest based on the Company’s total stockholder return compared to the total stockholder return of the 15 component companies of the Philadelphia Oil Service Index over the period from October 1, 2017 to September 30, 2020. Mr. Bird also received a restricted stock unit award covering a number of shares listed in the Target # column in the fourth line for Mr. Bird (there are no threshold or maximum payout levels under these awards), and a performance unit award, for which threshold, target and maximum numbers of shares are shown in the columns under Estimated Future Payouts Under Equity Incentive Plan Awards in the fifth line for Mr. Bird. Such restricted shares vest in 33 1/3% increments annually on October 28th beginning on October 28, 2017. Such performance unit awards vest based on the Company’s total stockholder return compared to the total stockholder return of the 15 component companies of the Philadelphia Oil Service Index over the period from October 1, 2016 to September 30, 2019. All awards were granted under our 2017 Incentive Plan, other than the awards granted to Mr. Bird in March 2017, which were granted under our 2004 Incentive Plan.
(3)	Represents the full grant date fair value of the awards calculated in accordance with ASC 718. Assumptions used in the calculation of this amount are included in footnote 16 to our audited consolidated financial statements for the fiscal year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2017.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding stock option, restricted stock and performance unit awards made to each named executive officer as of December 31, 2017:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
	Exercisable	Unexercisable
Blake T. DeBerry	10,000	—	—	48.77	10/28/2019
	10,000	—	—	66.93	10/28/2020
	15,000	—	—	68.43	10/28/2021
						6,593	(a)	$305,256
						17,887	(b)	$828,168
						31,325	(c)	$1,450,348
									19,870	(d)	$915,814
									15,561	(e)	$720,474
									62,650	(f)	$2,900,695
James A. Gariepy	10,000	—	—	66.93	10/28/2020
	15,000	—	—	68.43	10/28/2021
						5,959	(a)	$257,902
						16,167	(b)	$748,532
						28,313	(c)	$1,310,892
									17,878	(d)	$827,751
									14,065	(e)	$651,210
									56,626	(f)	$2,621,784
Jeffrey J. Bird						9,251	(b)	$428,321
						10,843	(c)	$502,031
									8,048	(e)	$372,622
									21,686	(f)	$1,004,062
Jerry M. Brooks	10,000	—	—	48.77	10/28/2019
	10,000	—	—	66.93	10/28/2020
	10,000	—	—	68.43	10/28/2021
						2,181	(a)	$100,980
						5,917	(b)	$273,957
									6,542	(d)	$302,895
									5,147	(e)	$238,306
									—	(f)	$—
James C. Webster	8,000	—	—	68.43	10/28/2021
						2,130	(a)	$98,619
						5,779	(b)	$267,568
						10,843	(c)	$502,031
									6,390	(d)	$295,857
									5,027	(e)	$232,750
									21,686	(f)	$1,004,062
(a)	The restricted stock awards vest on October 28, 2018.
(b)	The restricted stock awards vest in two annual installments beginning on October 28, 2018.
(c)	The restricted stock awards vest in one-third increments over a three-year period beginning on October 28, 2018, the first anniversary of the date of grant.
(d)	The performance unit awards are shown at target amounts and vest based on the Company’s total stockholder return compared to the total stockholder return of the 15 component companies of the Philadelphia Oil Service Index over the period from October 1, 2015 to September 30, 2018. Based on the Company’s total stockholder return compared to the total stockholder return of the 15 component companies of the Philadelphia Oil Service Index over the period from October 1, 2015 to December 31, 2017, the provided amounts reflect target payout of the awards.

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(e)	The performance unit awards are shown at threshold amounts and vest based on the Company’s total stockholder return compared to the total stockholder return of the 15 component companies of the Philadelphia Oil Service Index over the period from October 1, 2016 to September 30, 2019. Based on the Company’s total stockholder return compared to the total stockholder return of the 15 component companies of the Philadelphia Oil Service Index over the period from October 1, 2016 to December 31, 2017, the provided amounts reflect threshold payout of the awards.
(f)	The performance unit awards are shown at maximum amounts and vest based on the Company’s total stockholder return compared to the total stockholder return of the 15 component companies of the Philadelphia Oil Service Index over the period from October 1, 2017 to September 30, 2020.

Option Exercises and Stock Vested

The following table indicates the number and value of stock awards vested during 2017:

	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercises (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Blake T. DeBerry	10,000	$236,788	38,151	$1,583,266
James A. Gariepy	—	—	34,483	1,431,045
Jeffrey J. Bird	—	—	4,625	191,938
Jerry M. Brooks	—	—	12,618	523,647
James C. Webster	—	—	12,324	511,446
(1)	For each of the named executive officers, the Stock Awards consist of the following:

	Performance Share Awards for the 2015-2017 Performance Cycle (a)		Stock Awards Granted October 28, 2014 that Vested October 28, 2017		Stock Awards Granted October 28, 2015 that Vested October 28, 2017		Stock Awards Granted October 28, 2016 that Vested October 28, 2017 (b)
	Number of Shares (#)(c)	Value Realized on Vesting ($)(d)	Number of Shares (#)	Value Realized on Vesting ($)(e)	Number of Shares (#)	Value Realized on Vesting ($)(f)	Number of Shares (#)	Value Realized on Vesting ($)(g)
Blake T. DeBerry	17,852	740,858	4,761	197,582	6,594	273,651	8,944	371,176
James A. Gariepy	16,136	669,644	4,303	178,575	5,960	247,340	8,084	335,486
Jeffrey J. Bird	—	—	—	—	—	—	4,625	191,938
Jerry M. Brooks	5,905	245,058	1,575	65,363	2,180	90,470	2,958	122,757
James C. Webster	5,767	239,331	1,538	63,827	2,130	88,395	2,889	119,894
(a)	The performance unit awards vest based on the Company’s total stockholder return compared to the total stockholder return of the 15 component companies of the Philadelphia Oil Service Index over the period from October 1, 2014 to September 30, 2017.
(b)	The restricted stock awards listed for Mr. Bird were granted on March 13, 2017.
(c)	The performance unit awards vested at 125% of target.
(d)	The Value Realized on Vesting for the performance unit awards was determined using the closing market price of Dril-Quip, Inc. common stock on the vesting date ($41.50).
(e)	The Value Realized on Vesting for the restricted stock awards was determined using the closing market price of Dril-Quip, Inc. common stock on the vesting date ($41.50).
(f)	The Value Realized on Vesting for the restricted stock awards was determined using the closing market price of Dril-Quip, Inc. common stock on the vesting date ($41.50).
(g)	The Value Realized on Vesting for the restricted stock awards was determined using the closing market price of Dril-Quip, Inc. common stock on the vesting date ($41.50).

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Equity Compensation Plan Information

The table below sets forth the following information about our common stock that may be issued under our existing equity compensation plan as of December 31, 2017. Our existing equity compensation plan has been approved by our stockholders

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by stockholders (1)	796,267	(2)	$59.84	(3)	1,046,682	(4)
Equity compensation plans not approved by stockholders	—		N/A		—
Total	796,267		$59.84		1,046,682
(1)	Plans approved by stockholders consist of the 2004 Incentive Plan and the 2017 Incentive Plan. No future grants may be made under the 2004 Incentive Plan.
(2)	Includes, in addition to 280,212 shares underlying options, shares issuable upon settlement of outstanding grants of 122,810 performance units (which assumes maximum performance is achieved) and 270,435 shares of restricted stock awards that have not yet vested.
(3)	This weighted-average exercise price does not reflect the shares issuable upon settlement of outstanding grants of performance shares or stock awards.
(4)	This amount assumes maximum performance is achieved on outstanding grants of 106,624 performance units.

Potential Payments Upon Termination or Change-in-Control

Named Executive Officers

Effective December 8, 2011, we entered into employment agreements with Blake T. DeBerry, President and Chief Executive Officer, James A. Gariepy, Senior Vice President and Chief Operating Officer, Jerry M. Brooks, former Vice President — Finance and Chief Financial Officer, and James C. Webster, Vice President — General Counsel and Secretary. Effective as of March 7, 2017, we entered into the Bird Employment Agreement and the New Brooks Employment Agreement, the terms of which are described below.

If an executive’s employment is terminated by us without cause (as defined in the employment agreement) and prior to a change of control period (as defined in the employment agreement), the executive will be entitled to (i) a lump sum cash payment equal to the executive’s base salary through the termination date together with compensation for accrued vacation time (the “Accrued Amount”), (ii) a lump sum cash payment equal to two times the executive’s annual base salary, in the case of Messrs. DeBerry and Gariepy, and one times the annual base salary, in the case of Messrs. Brooks and Webster, and (iii) continued medical, dental and life insurance coverage until the earlier of the executive’s receipt of equivalent coverage and benefits under other plans of a subsequent employer or two years, in the case of Messrs. DeBerry and Gariepy, or one year, in the case of Messrs. Brooks and Webster.

If an executive’s employment is terminated by us without cause or by the executive for good reason (as defined in the employment agreement) and during a change of control period, the executive will be entitled to (i) a lump sum cash payment equal to the Accrued Amount, (ii) a lump sum cash payment equal to three times the executive’s annual base salary, in the

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case of Messrs. DeBerry and Gariepy, and two times the annual base salary, in the case of Messrs. Brooks and Webster, (iii) a lump sum cash payment equal to a pro rata portion of the greater of the annual bonus target for the year of termination or the average annual bonus amount paid for the three most recent performance periods (as defined in the employment agreement), (iv) a lump sum cash payment in an amount equal to three times, in the case of Messrs. DeBerry and Gariepy, and two times, in the case of Messrs. Brooks and Webster, the greater of the annual bonus target for the year of termination or the average annual bonus amount paid for the three most recent performance periods (as defined in the employment agreement), (v) immediate vesting of any stock options, restricted stock and performance units previously granted to the executive and outstanding as of the time immediately prior to the date of his termination, and (vi) continued medical, dental and life insurance coverage until the earlier of the executive’s receipt of equivalent coverage and benefits under other plans of a subsequent employer or three years, in the case of Messrs. DeBerry and Gariepy, or two years, in the case of Messrs. Brooks and Webster.

If an executive’s termination is with cause at any time, other than for good reason during a change of control period (as defined in the employment agreement) or due to death or disability, the executive will be entitled to (i) a lump sum cash payment equal to the Accrued Amount and (ii) the provision of deferred compensation and other employee benefits otherwise due.

In the event the change-of-control severance benefits payable to the executive under the employment agreement subject the executive to the “parachute payment” excise tax under Section 4999 of the Code (“Excise Tax”), the executive will be liable for payment of the Excise Tax. No Excise Tax “gross-up payment” will be made to or on behalf of the executive by us.

Pursuant to the Bird Employment Agreement, if Mr. Bird’s employment is terminated by us without cause (as defined in the Bird Employment Agreement) and prior to a change of control period (as defined in the Bird Employment Agreement), Mr. Bird will be entitled to (i) a lump sum cash payment equal to the Accrued Amount, (ii) a lump sum cash payment equal to one times Mr. Bird’s annual base salary and (iii) continued medical, dental and life insurance coverage until the earlier of Mr. Bird’s receipt of equivalent coverage and benefits under other plans of a subsequent employer or one year. If Mr. Bird’s employment is terminated by us without cause or by Mr. Bird for good reason (as defined in the Bird Employment Agreement) and during a change of control period, Mr. Bird will be entitled to (i) a lump sum cash payment equal to the Accrued Amount, (ii) a lump sum cash payment equal to two times Mr. Bird’s annual base salary, (iii) a lump sum cash payment equal to a pro rata portion of the greater of the annual bonus target for the year of termination or the average annual bonus amount paid for the three most recent performance periods (as defined in the Bird Employment Agreement), (iv) a lump sum cash payment in an amount equal to two times the greater of the annual bonus target for the year of termination or the average annual bonus amount paid for the three most recent performance periods (as defined in the Bird Employment Agreement), (v) immediate vesting of any stock options, restricted stock and performance units previously granted to Mr. Bird and outstanding as of the time immediately prior to the date of his termination, and (vi) continued medical, dental and life insurance coverage until the earlier of Mr. Bird’s receipt of equivalent coverage and benefits under other plans of a subsequent employer or two years. If Mr. Bird’s termination is with cause at any time, other than for good reason during a change of control period (as defined in the Bird Employment Agreement) or due to death or disability, Mr. Bird will be entitled to (i) a lump sum cash payment equal to the Accrued Amount and (ii) the provision of deferred compensation and other employee benefits otherwise due. In the event the change-of-control severance benefits payable to Mr. Bird under the employment agreement subject Mr. Bird to the Excise Tax, Mr. Bird will be liable for payment of the Excise Tax. No Excise Tax “gross-up payment” will be made to or on behalf of Mr. Bird by us.

Pursuant to the New Brooks Employment Agreement, if Mr. Brooks’ employment is terminated by the Company without cause (as defined in the New Brooks Employment Agreement) and prior to a change of control period (as defined in the New Brooks Employment Agreement), Mr. Brooks will be entitled to (i) a lump sum cash payment equal to Mr. Brooks’ Accrued Amount, (ii) a lump sum cash payment equal to $75,000 and (iii) the immediate vesting of all outstanding restricted stock awards and performance awards. If Mr. Brooks’ employment is terminated by the Company without cause or by Mr. Brooks for good reason (as defined in the New Brooks Employment Agreement) and during a change of control period, Mr. Brooks will be entitled to (i) a lump sum cash payment equal to Mr. Brooks’ Accrued Amount, (ii) a lump sum cash payment equal to two times Mr. Brooks’ annual base salary, (iii) a lump sum cash payment equal to a pro rata portion of the $75,000 bonus, (iv) a lump sum cash payment in an amount equal to two times the average annual bonus amount paid for the three most recent years prior to the termination date, (v) immediate vesting of any stock options, restricted stock awards or restricted stock units previously granted to Mr. Brooks and outstanding as of the time immediately prior to the date of his

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termination and (vi) continued medical, dental and life insurance coverage until the earlier of Mr. Brooks’ receipt of equivalent coverage and benefits under other plans of a subsequent employer or two years. If Mr. Brooks’ termination is with cause, is for other than for good reason during a change of control period or due to death or disability, Mr. Brooks will be entitled to (i) a lump sum cash payment equal to the Accrued Amount and (ii) the provision of deferred compensation and other employee benefits otherwise due. The New Brooks Employment Agreement expired on March 13, 2018 and as of the expiration date Mr. Brooks is no longer eligible for any severance or change-in-control payments or benefits.

The following tables show potential payments to our current executive officers under their existing employment agreements upon termination of employment, assuming a December 31, 2017 termination date:

Blake T. DeBerry

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$26,619	$26,619	$26,619
Base Salary Severance Payment (2)	1,224,000	1,836,000	—
Pro Rated Bonus Amount (3)	—	612,000	—
Additional Bonus Amount (4)	—	1,836,000	—
Stock Options, Restricted Stock and Performance Unit Vesting (5)	—	6,379,446	—
Continued Insurance Coverage (6)	30,375	46,653	—
Total	$1,280,994	$10,736,718	$26,619
(1)	Includes 90 hours of accrued vacation time.
(2)	Calculated using base salary in effect at December 31, 2017.
(3)	Calculated using a target bonus amount of $612,000, which, as of December 31, 2017, is the greater of the target bonus amount and the average bonus amount paid for the three most recent performance periods, as provided under the employment agreement.
(4)	Calculated using a target bonus amount of $612,000, which, as of December 31, 2017, is the greater of the target bonus amount and the average bonus amount paid for the three most recent performance periods, as provided under the employment agreement.
(5)	Calculated based on (i) the difference between the closing price of Dril-Quip common stock on December 29, 2017 ($47.70) and the exercise price of unvested stock options as of such date, in the case of stock options, (ii) the closing price of Dril-Quip common stock on December 29, 2017 ($47.70), in the case of restricted stock and performance units and (iii) performance unit payout at target amount.
(6)	Calculated based on assumptions used for financial reporting purposes under FASB ASC 715-60 (“ASC 715-60”), Employer’s Accounting for Postretirement Benefits Other than Pensions.

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James A. Gariepy

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$10,747	$10,747	$10,747
Base Salary Severance Payment (2)	1,125,000	1,687,500	—
Pro Rated Bonus Amount (3)	—	562,500	—
Additional Bonus Amount (4)	—	1,687,500	—
Stock Options, Restricted Stock and Performance Unit Vesting (5)	—	5,000,439	—
Continued Insurance Coverage (6)	32,327	49,650	—
Total	$1,168,074	$8,998,336	$10,747
(1)	Includes 40 hours of accrued vacation time.
(2)	Calculated using base salary in effect at December 31, 2017.
(3)	Calculated using a target bonus amount of $562,500, which, as of December 31, 2017, is the greater of the target bonus amount and the average bonus amount paid for the three most recent performance periods, as provided under the employment agreement.
(4)	Calculated using a target bonus amount of $562,500, which, as of December 31, 2017, is the greater of the target bonus amount and the average bonus amount paid for the three most recent performance periods, as provided under the employment agreement.
(5)	Calculated based on (i) the difference between the closing price of Dril-Quip common stock on December 29, 2017 ($47.70) and the exercise price of unvested stock options as of such date, in the case of stock options and (ii) the closing price of Dril-Quip common stock on December 29, 2017 ($47.70), in the case of restricted stock and performance units and (iii) performance unit payout at target amount.
(6)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

Jeffrey J. Bird

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$2,086	$2,086	$2,086
Base Salary Severance Payment (2)	450,000	900,000	—
Pro Rated Bonus Amount (3)	—	427,500	—
Additional Bonus Amount (4)	—	855,000	—
Stock Options, Restricted Stock and Performance Unit Vesting (5)	—	2,137,580	—
Continued Insurance Coverage (6)	14,835	30,375	—
Total	$466,921	$4,352,541	$2,086
(1)	Includes 10 hours of accrued vacation time.
(2)	Calculated using base salary in effect at December 31, 2017.

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(3)	Calculated using a target annual bonus amount of $427,500, which, as of December 31, 2017, is the greater of the target bonus amount and the average bonus amount paid for the three most recent performance periods, as provided under the employment agreement.
(4)	Calculated using a target bonus amount of $427,500, which, as of December 31, 2017, is the greater of the target bonus amount and the average bonus amount paid for the three most recent performance periods, as provided under the employment agreement.
(5)	Calculated based on (i) the difference between the closing price of Dril-Quip common stock on December 29, 2017 ($47.70) and the exercise price of unvested stock options as of such date, in the case of stock options and (ii) the closing price of Dril-Quip common stock on December 29, 2017 ($47.70), in the case of restricted stock and performance units and (iii) performance unit payout at target amount.
(6)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

James C. Webster

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$23,004	$23,004	$23,004
Base Salary Severance Payment (2)	319,500	639,000	—
Pro Rated Bonus Amount (3)	—	239,625	—
Additional Bonus Amount (4)	—	479,250	—
Stock Options, Restricted Stock and Performance Unit Vesting (5)	—	2,129,948	—
Continued Insurance Coverage (6)	14,835	30,375	—
Total	$357,339	$3,541,202	$23,004
(1)	Includes 150 hours of accrued vacation time.
(2)	Calculated using base salary in effect at December 31, 2017.
(3)	Calculated using a target bonus amount of $239,625, which, as of December 31, 2017, is the greater of the target bonus amount and the average bonus amount paid for the three most recent performance periods, as provided under the employment agreement.
(4)	Calculated using a target bonus amount of $239,625, which, as of December 31, 2017, is the greater of the target bonus amount and the average bonus amount paid for the three most recent performance periods, as provided under the employment agreement.
(5)	Calculated based on (i) the difference between the closing price of Dril-Quip common stock on December 29, 2017 ($47.70) and the exercise price of unvested stock options as of such date, in the case of stock options and (ii) the closing price of Dril-Quip common stock on December 29, 2017 ($47.70), in the case of restricted stock and performance units and (iii) performance unit payout at target amount.
(6)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

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The following table shows potential payments to Mr. Brooks under the New Brooks Employment Agreement upon termination of employment, assuming a December 31, 2017 termination date:

Jerry M. Brooks

Payments Upon Termination (1)	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (2)	$31,233	$31,233	$31,233
Base Salary Severance Payment (3)	305,000	610,000	—
Pro Rated Bonus Amount (4)	—	75,000	—
Additional Bonus Amount (5)	—	451,067	—
Stock Options, Restricted Stock and Performance Unit Vesting (6)	—	1,121,666	—
Continued Insurance Coverage (7)	15,789	32,327	—
Total	$352,022	$2,321,293	$31,233
(1)	Pursuant to the New Brooks Employment Agreement in effect at December 31, 2017. While the potential payments shown in this table are as of December 31, 2017, Mr. Brooks was not terminated prior to the expiration of the New Brooks Employment Agreement on March 13, 2018. As of the expiration date, Mr. Brooks is no longer eligible for any severance or change-in-control payments or benefits.
(2)	Includes 213 hours of accrued vacation time.
(3)	Calculated using base salary in effect at December 31, 2017.
(4)	Calculated using a target bonus amount of $75,000.
(5)	Calculated using a target bonus amount of $225,533, which, as of December 31, 2017, is the average bonus amount paid for the three most recent years prior to the termination date, as provided under the New Brooks Employment Agreement.
(6)	Calculated based on (i) the difference between the closing price of Dril-Quip common stock on December 29, 2017 ($47.70) and the exercise price of unvested stock options as of such date, in the case of stock options and (ii) the closing price of Dril-Quip common stock on December 29, 2017 ($47.70), in the case of restricted stock and performance units and (iii) performance unit payout at target amount.
(7)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

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Report of the Audit Committee

The Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance, and (iv) the performance of our internal audit function. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2017 with management and has discussed with PricewaterhouseCoopers LLP, our independent registered public accountants, the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, with respect to those audited financial statements.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with PricewaterhouseCoopers LLP its independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Audit Committee

Alexander P. Shukis

Terence B. Jupp

John V. Lovoi

Steven L. Newman

44    2018 Proxy Statement

PROPOSAL 2 APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2     APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year ending December 31, 2018. PwC has acted as independent registered public accounting firm for us since May 2014. The Board of Directors recommends the approval of PwC as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year 2018.

Fees Paid to PwC

Aggregate fees for professional services rendered for us by PwC as of or for the years ended December 31, 2017 and 2016 were as follows:

	2017	2016
1. Audit	$1,411,000	$1,415,000
2. Audit Related	190,000	75,000
3. Tax	—	—
4. All Other	1,800	1,800
Total:	$1,602,800	$1,491,800

Audit fees for 2017 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2017, opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act and services in connection with statutory and regulatory filings. Audit Related fees for 2017 were primarily for professional services related to the audit of a corporate restructuring of our subsidiaries.

Audit fees for 2016 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2016, opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act and services in connection with statutory and regulatory filings. Audit Related fees for 2016 were for professional services related to the audit of a corporate restructuring of our subsidiaries.

Representatives of PwC are expected to attend the annual meeting and will be available to respond to questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent registered public accounting firm. Unless a service proposed to be provided by the independent registered public accounting firm has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service

2018 Proxy Statement    45

PROPOSAL 2 APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent registered public accounting firm is required to provide detailed back-up documentation concerning the specific services to be provided.

The Audit Committee may delegate pre-approval authority to one or more of its members, including to a subcommittee of the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the votes cast “for” or “against” the proposal. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

46    2018 Proxy Statement

PROPOSAL 3 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL 3    ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers at the 2018 Annual Meeting of Stockholders. This item, commonly referred to as a “say on pay” vote, provides you, as a Dril-Quip, Inc. stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

The primary objective of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We have structured our compensation program in order to:

•	align executive compensation with performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive wealth while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

The discussion under “Executive Compensation — Compensation Discussion and Analysis” beginning on page 19 describes our executive compensation program and the related decisions made by the Compensation Committee in 2017 and the beginning of 2018 in more detail. We urge you to read this discussion, as well as the summary compensation table and other related compensation tables and narrative discussion beginning on page 32, which provides detailed information regarding the compensation of our named executive officers.

We are seeking your advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including under “Executive Compensation — Compensation Discussion and Analysis,” and in the compensation tables and the related narrative discussion. As an advisory vote, this proposal is not binding upon the Company or the Board of Directors. The final decision on the compensation and benefits of our named executive officers and on whether and how to address the results of the vote remains with the Board of Directors and the Compensation Committee. However, the Board of Directors values the opinions expressed by our stockholders, and, as it did in 2017, the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the votes cast “for” or “against” the proposal. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

2018 Proxy Statement    47

OTHER BUSINESS

OTHER BUSINESS

Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all such forms they file.

Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the year ended December 31, 2017 all our directors and executive officers during 2017 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

48    2018 Proxy Statement

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Stockholder Proposals for 2019 Meeting

In order to be included in our proxy material for our annual meeting of stockholders in 2019, eligible proposals of stockholders intended to be presented at the annual meeting must be received by us on or before November 29, 2018 (directed to our Corporate Secretary at the address indicated on the first page of this proxy statement).

Advance Notice Required for Stockholder Nominations and Proposals

Our bylaws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the annual meeting to be held in 2019 if it is received by February 10, 2019. In the case of director nominations by stockholders, our bylaws require that 90 days’ advance written notice be delivered to our Corporate Secretary at our executive offices and set forth (X) for each person whom the stockholder proposes to nominate for election or re-election as a director, among other things, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) any disclosable interests (as defined in our bylaws) of such person, (d) the written consent of such person to having such person’s name placed in nomination at the meeting and to serve as director if elected, (e) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings in connection with solicitations of proxies for the election of directors, (f) a description of all direct and indirect compensation and certain other relationships between the stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, on the one hand, and the proposed nominee, on the other hand, and (g) any agreements and information with respect to such proposed nominee that are required pursuant to the procedures established by the Board of Directors and (Y) for the stockholder giving the notice, (a) the name and address of such stockholder, as they appear on our books, of the beneficial owner, if any, on whose behalf the nomination is made and of any other stockholders known by such stockholder to be supporting the nomination, (b) any disclosable interests (as defined in our bylaws) of such stockholder and such beneficial owner, if any, (c) a representation that such stockholder intends to appear in person at the meeting to nominate the person named in the notice, (d) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) pursuant to which such nomination is to be made by such stockholder and (e) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filing in connection with solicitations of proxies for the election of directors. A stockholder’s notice should also include, with respect to each nominee for election or re-election to the Board of Directors, a completed and signed questionnaire, representation and agreement as to certain matters described in our bylaws. A stockholder providing notice of a nomination proposed to be made at a meeting shall update such notice, if necessary, such that the information provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting, and such update shall be delivered to us no later than five business days after the record date for the meeting and no later than eight business days prior to the date of the meeting, as applicable.

In the case of other proposals by stockholders at an annual meeting, our bylaws require that 90 days advance written notice be delivered to our Corporate Secretary at our executive offices and set forth (a) a description of each proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, together with the text of the proposals (including the text of each resolution proposed for consideration) (b) the name and address of the stockholder proposing such business, as they appear on our books, of the beneficial owner, if any, on whose behalf the proposal is made, and of any other stockholders known by such stockholder to be supporting such proposal, (c) any disclosable interests (as defined in our bylaws) of such stockholder and such beneficial owner, if any, on the date of such notice, (d) any financial interest or other material interest of the stockholder and beneficial owner, if any, in such proposal, (e) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the annual meeting and (f) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with such proposal by such stockholder. A stockholder providing notice of business proposed to be brought before an annual meeting shall update such notice, if necessary, such that the information provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting, and such update shall be

2018 Proxy Statement    49

ADDITIONAL INFORMATION

delivered to us no later than five business days after the record date for the meeting and no later than eight business days prior to the date of the meeting, as applicable. A copy of our bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from our Corporate Secretary at the address indicated on the first page of this proxy statement.

In order for director nominations and stockholder proposals to have been properly submitted for presentation at this annual meeting, notice must have been received by our Corporate Secretary on or before February 11, 2018. We received no such notice and no stockholder director nominations or proposals will be presented at the annual meeting.

Householding of Annual Meeting Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to provide notice to an address shared by two or more stockholders by delivering a single notice to those stockholders. This procedure is referred to as “householding.” We do not household our notice with respect to our stockholders of record. However, if you hold your shares in street name, your intermediary, such as a broker or bank, may rely on householding and you may receive a single notice if you share an address with another stockholder.

Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the notice, or if you are receiving multiple copies of the notice and wish to receive only one, please notify your broker. Stockholders who currently receive multiple notices at their address and would like to request “householding” of their communications should contact their broker.

Annual Report

The Annual Report to Stockholders, which includes our consolidated financial statements for the year ended December 31, 2017, has been furnished to all stockholders, primarily via the Internet and alternatively by mail if requested. The Annual Report is not a part of the proxy solicitation material.

You may also obtain a copy of Dril-Quip’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 without charge from our Corporate Secretary by sending a written request to the address indicated on the first page of this proxy statement or you may access it from our website at www.dril-quip.com.

By Order of the Board of Directors

Blake T. DeBerry
President and Chief Executive Officer

March 29, 2018

50    2018 Proxy Statement

 DRIL-QUIP, INC.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 11, 2018.

Vote by Internet • Go to www.envisionreports.com/DRQ • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposals 2 and 3.

+

1.	Election of Director
	Nominee:	For	Against	Abstain

	01 - Steven L. Newman	☐	☐	☐

2.	Approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

3.	Advisory vote to approve compensation of the Company’s named executive officers.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02SKWB

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2018.

The Proxy Statement, our annual report to shareholders and other proxy materials are available at:

www.envisionreports.com/DRQ

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — DRIL-QUIP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

May 11, 2018

The undersigned hereby appoints Jeffrey J. Bird and James C. Webster, jointly and severally, as proxy holders, with full power of substitution and with discretionary authority, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Dril-Quip, Inc. (the “Company”) to be held on May 11, 2018, at the Company’s worldwide headquarters, 6401 N. Eldridge Parkway, Houston, Texas, at 10:00 a.m., Central Time, or at any adjournment thereof, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT COME BEFORE THE MEETING. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NAMED HEREIN, FOR APPROVAL OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018, AND FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

(TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)